          Confidential Materials omitted and filed separately with the securities and Exchange Commission. Asterisks denote omissions.

                                                                    Exhibit 10.1

                                                                  EXECUTION COPY

                 PRODUCT DEVELOPMENT AND DISTRIBUTION AGREEMENT

      This PRODUCT DEVELOPMENT AND DISTRIBUTION AGREEMENT is entered into as of May 23, 2005 (the "Effective Date"), by and between Aspect Medical Systems, Inc., a Delaware corporation having a principal place of business at 141 Needham Street, Newton, Massachusetts 02464 ("AMS"), and Boston Scientific Corporation, a Delaware corporation having a principal place of business at One Boston Scientific Place, Natick, Massachusetts 01760 ("BSC").

                                   Background

      WHEREAS, AMS is interested in developing new applications of its brain-monitoring technology in the area of the diagnosis and treatment of neurological, psychiatric and pain disorders;

      WHEREAS, BSC is willing to provide AMS certain funding in connection with such development efforts;

      WHEREAS, the Board of Directors of AMS has amended the Rights Agreement dated November 29, 2004 by and between AMS and EquiServe Trust Company, N.A., as Rights Agent of AMS (the "Rights Plan"), pursuant to which rights under the plan would become exercisable if BSC acquires any shares of AMS' common stock such that, after such acquisition, BSC holds beneficial ownership of 29.5 percent or more of AMS' common stock or commences a tender offer for such stock; and

      WHEREAS, AMS is willing to appoint BSC as the exclusive distributor for the products developed in connection with those efforts on the terms set forth herein.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, AMS and BSC agree as follows:

1.    DEFINITIONS.

      Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings set forth below.

      "AMS Field" means products designed for the early detection, diagnosis and management of patients with dementia caused by a neurological condition such as Alzheimer's disease, or with cognitive impairment that is likely a precursor to Alzheimer's disease.

      "AMS Intellectual Property" shall mean all Intellectual Property which, at the relevant time of reference thereto, is owned by AMS or to which AMS through license or otherwise has or acquires rights; provided, however, that (i) "AMS Intellectual Property" shall specifically exclude Intellectual Property that may be licensed by BSC to AMS, and (ii) "AMS Intellectual Property" shall include Program Intellectual Property only if and to the extent provided in this Agreement.

      "ASP" shall mean, with respect to any sales of any BIS-Screen Product and period of time, Net Sales of a Person during such period of time for the sale of such BIS-Screen Product, divided by the number of units of such BIS-Screen Product sold by such Person and its Affiliates during such period of time.

      "Act" means the United States Food, Drug and Cosmetic Act and similar laws and regulations in foreign jurisdictions, all as may be amended from time to time.

      "Affiliate" means with respect to any party, any Person or entity that, directly or indirectly, is controlled by, controls or is under common control with such party.

      "Agreement" means this Agreement, including all Exhibits hereto (which are hereby incorporated by reference herein), as the same may be amended or supplemented from time to time in accordance herewith.

      "Approved Major Category" means any Major Category in which the development of a BIS-Screen Product by AMS has been approved by the Steering Committee in accordance with the terms of Section 3.5(vi). For purposes of this Agreement, Depression (including the diagnosis of or detection of suicide ideation) shall be deemed an Approved Major Category as of the Effective Date.

      "BIS-Screen Products" means any products that incorporate the BIS-Screen Technology in the BSC Field, provided, that BIS-Screen Products shall not include any BIS(R) consciousness monitoring products and related products (such as products designed for closed loop delivery of anesthesia, seizure detection, analgesia monitoring or other brain status indications) which are used contemporaneously and in conjunction with BIS(R) consciousness monitoring products, provided, that such BIS consciousness monitoring products and related products are not marketed or sold principally for use in the BSC Field. Any Specified [**] Product shall be a BIS-Screen Product.

      "BIS-Screen Technology" means any EEG analysis technology developed by or for AMS, or to which AMS otherwise has the right to use as contemplated by this Agreement, which may be used for the diagnosis of neurological, psychiatric or pain disorders or screening or monitoring patient response to treatment options for such disorders.

      "BSC Field" means all applications of the BIS-Screen Technology for the diagnosis of neurological, psychiatric or pain disorders or screening or monitoring patient response to treatment options for such disorders, provided, that the BSC Field shall not include applications specifically within the AMS Field.

      "Contract Year" means the one-year period beginning on the first day of the first month immediately following the month in which the Effective Date occurs and ending on the first anniversary thereof, and each successive one-year period thereafter during the term of this Agreement.

      "Confidential Information" means all data, specifications, training materials and other know-how related to the design, use, implementation, performance, manufacture, distribution or sale of the BIS-Screen Products, as well as all other information and data provided by either party to the other party hereunder in written or other tangible medium and marked as confidential, or if disclosed orally or displayed, identified as confidential prior to or at the time of disclosure and confirmed in writing as confidential within 10 days after disclosure, in each case except any portion thereof which: (i) is known to the receiving party before receipt thereof under this Agreement as evidenced by the receiving party's written records; (ii) is properly and lawfully disclosed to the receiving party by a third person who has the legal right to make such disclosure; (iii) is or becomes generally known in the trade through no fault of the receiving party; or (iv) is independently developed by the receiving party without use of such information, as evidenced by the receiving party's written records.

      "Cost of Goods Sold" means, (a) with respect to any BIS-Screen Product manufactured by AMS or BSC, the cost of direct labor, materials, components and factory overhead, and related costs, in each case as determined in accordance with GAAP consistently applied, and (b) with respect to any BIS-Screen Product manufactured by a third party, the amount Distributor pays such third party for such BIS-Screen Product. Notwithstanding the foregoing, Cost of Goods Sold shall exclude, in any event, any Distribution Commission and shall include (regardless of whether or not recorded as part of Cost of Goods Sold on a Person's regularly-prepared financial statements) any royalties, to the extent that the inclusion of such amounts would otherwise be consistent with GAAP.

      "Custom Third Party Product" is a BIS-Screen Product developed by AMS, after receipt of and in accordance with the approval of the Steering Committee in accordance with Section 3.5(b)(viii), without the use of the proceeds of any Development Payments, for the treatment of neurological, psychiatric or pain disorders.

      "Development Period" means the five year period starting on the Effective Date of this Agreement and ending on the last day of the calendar month including the fifth anniversary thereof.

      "Disposable Product" means a BIS-Screen Product that is intended for limited use, or a component of a larger BIS-Screen Product intended to be used for a limited number of uses. As an example, a separate sensor intended to be used a single time, or on a limited basis, which requires another device to collect, collate or interpret results collected by such sensor, would be considered a "Disposable Product."

      "Distributor" shall mean BSC, in the case of any circumstances where BSC is distributing BIS-Screen Products manufactured by AMS hereunder, or AMS, in the case of any circumstances where AMS is distributing BIS-Screen Products manufactured by BSC hereunder.

      "Excluded BIS-Screen Product" means any BIS-Screen Product (x) with respect to which the Product Completion Date occurs after the Product Cut-Off Date and which is not at a stage of development, on or prior to the Product Cut-Off Date, such that a functional prototype that could be used in a clinical trial, including without limitation a Phase 1 or Phase 2 clinical trial, that could serve as the basis for Product Approval in the United States has been developed (any such BIS-Screen Products being referred to herein as "After-Developed Products"), (y) which may be used only for indications in Major Categories with respect to which BSC has previously exercised its Opt-Out Options, or (z) any Custom Third Party Products. Excluded BIS-Screen Products shall not include any Included BIS-Screen Products, including any BIS-Screen Products which become Included BIS-Screen Products as a result of a determination by the Steering Committee in accordance with Section 3.5(b)(xii).

      "Existing [**] Program" means the existing development relationship which AMS is party to with a third party [**] manufacturer (the "Specified Third Party"), pursuant to which AMS has received a specified amount of funding to develop a new product (the "Specified [**] Product"), which may include BIS-Screen Technology, which Specified [**] Product is intended to provide a therapeutic option for the treatment of [**] through [**]. AMS hereby represents and warrants to BSC that AMS has not granted the Specified Third Party any rights to distribute or sell any Specified [**] Product or other product of AMS.

      "FDA" means the United States Food and Drug Administration, or any successor entity.

      "First BSC Sales Date" means the first day on which BSC sells a BIS-Screen Product which is generally available for end-user customers to an unaffiliated end-user customer or other distributor in the United States (other than "stocking" orders) following receipt of Product Approval and the commercial launch by BSC of such BIS-Screen Product.

      "First Other Distributor Sales Date" means the first day on which any distributor other than BSC, including AMS or any third party distributor engaged after a determination of the Steering Committee to engage such distributor in accordance with Section 3.5(b)(xi), sells an Included BIS-Screen Product (other than a Specific [**] Product) which is generally available for end-user customers to an end-user customer or other distributor in the United States (other than "stocking" orders) following receipt of Product Approval and the commercial launch by such person of such BIS-Screen Product.

      "Foreign Regulatory Authority" means a Regulatory Authority other than the FDA.

      "GAAP" means United States generally accepted accounting principles.

      "Included BIS-Screen Product" means any BIS-Screen Product (x) with respect to which the Product Completion Date has occurred on or prior to the Product Cut-Off Date, (y) which is at a stage of development, on or prior to the Product Cut-Off Date, such that a functional prototype that could be used in a clinical trial, including without limitation a Phase 1 or Phase 2 clinical trial, that could serve as the basis for Product Approval has been substantially developed, or (z) which has otherwise been designated as an Included BIS-Screen Product by the Steering Committee in accordance with Section 3.5(b)(xii). Included BIS-Screen Products shall not include any BIS-Screen Products which may be used only for indications in Major Categories with respect to which BSC has exercised its Opt-Out Options.

      "Intellectual Property" shall mean intellectual property or proprietary rights of any description including without limitation (i) the Patent Rights, copyrights, industrial designs, trademarks, service marks, logos, trade dress or trade name, (ii) related registrations and applications for registration, (iii) trade secrets, (iv) inventions, discoveries, improvements, modifications, know-how, technique, methodologies, works of authorship, design or data, whether or not patented, patentable, copyrightable or reduced to practice, including but not limited to any inventions, discoveries, improvements, modifications, know-how, technique, methodologies, works of authorship, designs or data embodied or disclosed in any: (1) computer source code (human readable format) and object code (machine readable format); (2) specifications; (3) manufacturing, assembly, test, installation, service and inspection instructions and procedures; (4) engineering, programming, service and maintenance notes and logs; (5) technical, operating and service and maintenance manuals and data; (6) hardware reference manuals; and (7) user documentation, help files or training materials, and (v) good will related to any of the foregoing.

      "Major Category" means with respect to the BIS-Screen Products, any particular disease state or other significant application in the BSC Field. For purposes of this Agreement, [**] and [**] (including screening for [**] in connection with [**]), shall each be deemed a separate Major Category within the BSC Field.

      "Manufacturer" means AMS, in any circumstances where AMS is manufacturing BIS-Screen Products for distribution by BSC hereunder, and BSC, in any circumstances where BSC is manufacturing BIS-Screen Products for distribution by AMS hereunder.

      "Net Sales" of a Person means the aggregate amount of net sales recorded by such Person or any of its Affiliates from the sale or license of a BIS-Screen Products in the Territory, in accordance with generally accepted accounting principles, consistently applied by such Person across all similar product lines, if any, in connection with the preparation of such Person's audited financial statements. All sales of BIS-Screen Products invoiced in a currency other than U.S. Dollars shall be converted to U.S. Dollars on a monthly basis in accordance with BSC's standard practice prior to calculating the Net Sales of such BIS-Screen Products. In no event shall the Net Sales of any Person with respect to any BIS-Screen Products be reduced by any Distribution Commission that may be payable by any Person with respect to sales of such BIS-Screen Product.

      When a BIS-Screen Product is sold by a Person in connection with or as a component of other components or products, then the computation of Net Sales shall be based on the relative average prices charged during the applicable quarter for the BIS-Screen Product and the other components or products when separately invoiced or priced. In the event the BIS-Screen Product and the other components or products were not separately invoiced or priced during the applicable quarterly period, the Net Sales computation shall be based on the relative fair market price which such Person would have charged for the BIS-Screen Product and other components or products to an unrelated purchaser in an arm's length transaction.

      "Opt-Out Period" means, with respect to any Major Category, the period beginning on the Effective Date and ending on the last day of the fifth (5th) Contract Year or, if later, the date which is six (6) months following the date on which the first Product Completion Date for a BIS-Screen Product in such Major Category has occurred.

      "Patent Rights" means all patents, patent applications and rights to file patent applications that relate to any BIS-Screen Product or its manufacture, sale, use, design, import and are licensed to, owned or controlled by AMS now or in the future and, in each case, any reissues or extensions thereof and any foreign counterparts, divisions, continuations or continuations-in-part of any applications or substitutes therefor.

      "Permitted Licenses" means any license of BIS-Screen Technology or Program Intellectual Property in the BSC Field, or the right to manufacture, market or sell BIS-Screen Products in the BSC Field, granted by AMS to a third party with the express approval of the Steering Committee.

      "Person" means an individual, corporation, partnership, limited partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

      "Product Approvals" means, for any country or other jurisdiction in the Territory, those regulatory approvals and/or clearances required for importation, exportation, promotion, pricing, marketing and sale of any BIS-Screen Products in such country or other jurisdiction for use in one or more Major Category.

      "Product Completion Date" will be deemed to have occurred for a BIS-Screen Product if each of the following conditions has been satisfied for such BIS-Screen Product : (a) such BIS-Screen Product shall have received final Product Approval in the United States for a specific indication; (b) AMS (if it has exercised the Manufacturing Option with respect to such BIS-Screen Product), BSC (if it shall have exercised the Manufacturing Option with respect to such BIS-Screen Product) or a third party manufacturer selected by the Steering Committee, has demonstrated the ability to manufacture and deliver units of such BIS-Screen Product in commercial quantities at least equaling BSC's reasonable internal forecast for the subsequent six (6) months, assuming an immediate market launch; (c) the sale of such BIS-Screen Product has not been enjoined by any court of competent jurisdiction as a result of the any claim by a third-party that the development, manufacture, marketing, sale or use of such BIS-Screen Product infringes or violates any Intellectual Property rights of such third-party; and (d) the Steering Committee shall have determined the Product Specifications for such BIS-Screen Product in accordance with Section 3.5(b)(vii).

      "Product Cut-Off Date" means [**].

      "Product Specifications" means with respect to any BIS-Screen Product, the specifications for such BIS-Screen Product which shall be developed by AMS, after consultation with BSC, prior to the Product Completion Date for such BIS-Screen Product and approved by the Steering Committee.

      "Program" means the development of BIS-Screen Products by AMS pursuant to this Agreement.

      "Program Intellectual Property" means individually and collectively all Intellectual Property that is conceived, created, discovered, developed, or reduced to practice or tangible medium of expression by one or more employees or consultants of AMS and/or one or more employees or consultants of BSC at any time after the Effective Date in connection with the conduct of the Program.

      "Regulatory Authority" means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in the Territory, including without limitation, the FDA, or any entity delegated authority by any such governmental entity, including for example any notified body.

      "Reimbursement Approvals" means governmental and other approvals in any country or jurisdiction in the Territory, for a buyer to claim reimbursement at any level for the purchase of the BIS-Screen Products, from private or public health insurance organizations in such country or jurisdiction in the Territory.

      "Territory" means all countries, and each of their respective territories and possessions, of the world.

      "Trademarks" means the trademarks owned or controlled by AMS that may be used from time to time with respect to the BIS-Screen Products.

      Other Defined Terms. Each of the following terms shall have the respective meaning ascribed to such term in the section of this Agreement set forth opposite such term below:

"After-Developed Product"..................................................              Definition of Excluded
                                                                                         BIS-Screen Product
"AMS"......................................................................              Introductory paragraph
"AMS Development Obligations"..............................................              Section 3.1
"AMS Distribution Election"................................................              Section 5.1(d)
"BSC"......................................................................              Introductory paragraph
"BSC Intellectual Property"................................................              Section 8.2(a)
"Continuous Improvement Option"............................................              Section 3.4
"Coordinator"..............................................................              Section 3.5(a)
"Development Funding Obligation"                                                         Section 2.1
"Development Payment"......................................................              Section 2.2

"Distribution Commission"..................................................              Sections 5.5 and 5.6
"Distribution Term"........................................................              Section 5.1(b)
"Effective Date"...........................................................              Introductory paragraph
"GMP"......................................................................              Section 7.7
"Indemnifying Party".......................................................              Section 11.2
"Indemnitees"..............................................................              Section 11.2
"Losses"...................................................................              Section 11.1
"Manufacturing Option".....................................................              Section 4.1
"Option Exercise Date".....................................................              Section 4.1
"Opt-Out Options"..........................................................              Section 5.1(b)
"Payment Year".............................................................              Section 2.2
"Product Information"......................................................              Section 9.1
"QSR"......................................................................              Section 7.7
"Resource Plan"............................................................              Section 2.4
"Rights Plan"..............................................................              Recitals
"Specified [**] Product"...................................................              Definition of Excluded
                                                                                         BIS-Screen Product
"Specified Third Party"....................................................              Definition of Excluded
                                                                                         BIS-Screen Product
"Steering Committee".......................................................              Section 3.5(a)
"Supply Forecast"..........................................................              Section 6.1
"Transfer Price"...........................................................              Sections 5.5 and 5.6

2     FUNDING COMMITMENT.

      2.1 Funding Obligation by BSC. Subject to Section 2.4 and the terms and conditions of this Agreement, BSC agrees to provide AMS twenty-five million dollars ($25,000,000) (the "Development Funding Obligation"), to assist in the funding of AMS' efforts to develop BIS-Screen Products in Approved Major Categories.

      2.2 Payment Date. The Development Funding Obligation shall be paid to AMS in separate payments of five million dollars ($5,000,000.00) (each, a "Development Payment"), with the first such payment to be made on May 31, 2005, and each of the four remaining payments to be made on or about May 31st of each of the four calendar years beginning with 2006 (each, a "Payment Year"), by wire transfer of immediately available funds within thirty (30) days of delivery by AMS to BSC of a written request therefor.

      2.3 Acceleration of Payments. AMS may, from time to time during any Payment Year, request an acceleration of part of the Development Payment for a subsequent Payment Year, subject to an aggregate maximum of an additional two and a half million dollars ($2,500,000.00) for any Payment Year. BSC shall be entitled to accept or decline any such request for an acceleration of part of a Development Payment in its sole discretion. In the event BSC agrees to accelerate a portion or portions of a Development Payment for any Payment Year, the obligation of BSC to make a Development Payment for that year shall be reduced by all amounts of such Development Payment accelerated to prior Payment Years, and in no event shall BSC be required to make Development Payments, in the aggregate, that exceed the Development Funding Obligation.

      2.4 Use of Proceeds. Attached as Exhibit A hereto is a "Resource Plan" specifying AMS' current planned use of proceeds for the Development Payments. The Resource Plan shall be updated no less than annually by the Steering Committee in accordance with Section 3.5(b)(ix). AMS shall be required to use no less than eighty percent (80%) of the aggregate amount of the Development Payments paid to AMS during the Development Period to pay the fully burdened costs incurred by AMS in developing BIS-Screen Products in any Approved Major Categories during such period in accordance with the terms of the then-current Resource Plan, and shall be entitled to use up to twenty per cent (20%) of the aggregate amount of the proceeds of the Development Payments paid to AMS during the Development Period to pay the fully burdened costs incurred by AMS in developing BIS-Screen Products in the AMS Field, or in Major Categories which are not Approved Major Categories. The proceeds of the Development Payments may not be used for any other purpose. Without limiting the foregoing, AMS may not use the proceeds of any Development Payment in connection with the Existing [**] Program, or for the development of Custom Third Party Products. To the extent that AMS does not, prior to the end of the Development Period, spend the entire amount of the Development Payments paid to AMS during the Development Period in accordance with this Section 2.4, AMS shall be required to spend the balance of such amounts in accordance with the provisions of this Section 2.4 prior to the Product Cut-Off Date. For purposes of this Agreement, such fully burdened costs shall include the sum of all AMS direct labor (incurred at a rate to reflect both direct and indirect costs) and other direct costs (such as clinical trial expenses, consultants, etc.) for research & product development, regulatory clearances and clinical trials, market assessment and development, ongoing product support, recruiting and corporate and public communications relating to the Program, legal and audit expenses relating to the Program, as applicable, and for refining and continuously improving the BIS-Screen Products in the BSC Field, or in the AMS Field, as applicable.

3     DEVELOPMENT.

      3.1 AMS Development Obligations; Development Costs. During the Development Period, AMS shall use its commercially reasonable efforts in light of the feasibility of obtaining relevant Product Approvals, the efficacy and safety of such BIS-Screen Product and the engineering feasibility, among other factors, to design and develop BIS-Screen Products for use in Approved Major Categories in accordance with the then-current Resource Plan. As part of AMS' obligation to develop BIS-Screen Products in Approved Major Categories during the Development Period, AMS shall conduct clinical studies for such BIS-Screen Products, and shall use commercially reasonable efforts to obtain reimbursement in the United States for such BIS-Screen Products (subject to Section 4 below). In addition, during the Development Period, AMS shall use commercially reasonable efforts to timely obtain, to the extent available, the endorsement of the thought leaders in the profession associated with the indications for which the BIS-Screen Products are designed. Furthermore, in the event that the Steering Committee should determine during the Development Period that any BIS-Screen Product requires material modification for application in a particular Approved Major Category in accordance with Section 3.5(b)(xiii), AMS shall, as part of its obligation to develop the BIS-Screen Products, design and develop such modifications. The development obligations described in this Section 3.1 are sometimes referred to herein as the "AMS Development Obligations". AMS agrees to bear and pay all costs, including, but not limited to, non-recurring engineering costs, directly and indirectly related to the AMS Development Obligations. BSC shall have no obligation to fund, directly or indirectly, any portion of such development efforts beyond the Development Funding Obligation pursuant to Section 2.1. During the Distribution Term, to the extent AMS designs or develops BIS-Screen Products in the AMS Field, AMS will use best efforts to design and develop such BIS-Screen Products in the AMS Field in a manner such that (i) they differ materially from BIS-Screen Products in the BSC Field with respect to the underlying algorithm, the product labeling, the information displayed and the components that may constitute Disposable Products; and (ii) they may not be used for indications in the BSC Field (whether or not approved for such indications), and cannot be interchanged with or substituted for BIS-Screen Products marketed or sold for use in the BSC Field.

      3.2 Future Developments. In the event BSC desires to have AMS complete specific development work that has been partially funded by BSC or to have AMS perform additional development work with respect to BIS-Screen Products (other than Excluded BIS-Screen Products) for use in the BSC Field after the Development Period (other than as provided in Section 3.4 below), the Steering Committee will determine the appropriate level of additional development work and the appropriate allocation of costs, to continue to design and develop such BIS-Screen Products for use in the BSC Field in accordance with Section 3.5(b)(x). In the event AMS desires to seek funding for development work with respect to BIS-Screen Products for use in the BSC Field after the Development Period, AMS shall not enter into any agreement with a third party relating to funding of such development work, unless AMS shall first offer such opportunity to BSC. For purposes of offering BSC any such opportunity, AMS will provide BSC with notice thereof (which notice will include sufficient technical detail to permit BSC to evaluate its interest in the opportunity) and shall meet with BSC within thirty (30) days following such notice to discuss the opportunity. BSC shall within thirty (30) days from its receipt of such notice notify AMS in writing whether it will exercise the aforementioned right of first offer with respect to any such proposal. If BSC indicates that it wishes to pursue such opportunity, then the parties shall within forty-five (45) days following BSC's notice engage in good faith negotiation of terms for such funding. If the parties cannot negotiate mutually acceptable terms within such 45-day period, and the parties are not willing to extend the period for negotiation, then BSC's option shall expire with respect to such opportunity and AMS may negotiate with a third party concerning such opportunity; provided, however, that any such agreement shall contain terms that are in the aggregate not materially more favorable to such third party than those last offered to BSC. If AMS wishes to offer such opportunity to a third party on terms that are in the aggregate materially more favorable than those last offered to BSC, AMS shall first make an offer on such "improved" terms to BSC in accordance with the procedure specified in this Section 3.2.

      3.3 Notice; Prototype. During the Development Term, AMS shall promptly provide written notice exclusively to BSC of the development of any and all Included BIS-Screen Products potentially having application in the BSC Field. Upon BSC's written request, AMS shall provide to BSC a functional prototype of each such BIS-Screen Product and shall permit BSC to conduct due diligence with respect thereto.

      3.4 Continuous Improvement. During the Development Period, AMS shall, as appropriate and commercially feasible, improve and enhance the design, quality and performance of any BIS-Screen Products then being distributed and sold under this Agreement so as to maintain or increase the competitive advantage of such BIS-Screen Products in the BSC Field as compared to similar products in the marketplace for use in the BSC Field, including reducing the Cost of Goods Sold of each Included BIS-Screen Product in the BSC Field. During the Distribution Term of this Agreement, on or prior to the First BSC Sales Date or First Other Distributor Sales Date for a BIS-Screen Product, AMS shall be entitled to elect (the "Continuous Improvement Option"), to assume the responsibility to, as appropriate and commercially feasible, continuously improve and enhance the design, quality and performance of any BIS-Screen Products being distributed and sold under this Agreement so as to maintain or increase the competitive advantage of such BIS-Screen Products in the BSC Field as compared to similar products in the marketplace for use in the BSC Field, including reducing the Cost of Goods Sold of each Included BIS-Screen Product in the BSC Field, for the duration of the Distribution Period. In the event that AMS does not exercise the Continuous Improvement Option with respect to any BIS-Screen Product on or prior to the First BSC Sales Date or First Other Distributor Sales Date for such BIS-Screen Product, then (x) any Transfer Price or Distribution Commission payable by BSC to AMS pursuant to Sections 5.5 or 5.7 for the duration of the Distribution Term shall be reduced by an amount equal to [**] percent ([**]%) of the ASP of BSC for such BIS-Screen Product, or [**] percent ([**]%) of Net Sales of BSC of such BIS-Screen Product, for the applicable period, and (y) any Transfer Price or Distribution Commission payable by AMS to BSC pursuant to Sections 5.6 or 5.7 for the duration of the Distribution Term shall be increased by an amount equal to [**] percent ([**]%) of the ASP of AMS for such BIS-Screen Product, or [**] percent ([**]%) of Net Sales of AMS of such BIS-Screen Product, for the applicable period. In addition, in the event that AMS does not exercise the Continuous Improvement Option with respect to any BIS-Screen Product, the Steering Committee will be charged with determining which party shall be responsible for improving the BIS-Screen Product after its market launch, and what allocation, if any, should be made of the costs thereof between AMS and BSC in accordance with Section 3.5(b)(xix).

3.5   Steering Committee and Coordinators.

      (a) Appointment. Each party shall appoint two (2) individuals, a Coordinator and another who is also either an employee of such party or of any of its Affiliates, to represent such party on a steering committee in connection with the Program ("Steering Committee"). Each party may, at its sole discretion, replace its Coordinator or its other member of the Steering Committee. Each party shall designate a coordinator ("Coordinator") to act as the primary liaison between it and the other party for all technical matters that may arise during the course of the Program. The initial Coordinator for AMS shall be Philip Devlin; and the initial Coordinator for BSC shall be Robert F. Braun.

      (b) Responsibilities. The Steering Committee shall have the following authority and obligations with respect to the relationship of the parties hereunder:

            (i) to encourage and facilitate the cooperation of the parties under this Agreement, and to manage, direct and oversee the efforts corresponding thereto;

            (ii) to review and evaluate the results of the Program, to regularly report the progress of the Program to the parties;

            (iii) to coordinate the communication, Confidential Information exchange and efforts of the parties with respect to all matters under this Agreement relating to the Program;

            (iv) to schedule and coordinate visits by personnel of each party to facilities of the other party;

            (v) to discuss and resolve, if possible, any issues or disputes that arise in the course of the relationship established by this Agreement;

            (vi) to approve any Major Categories with respect to which AMS shall attempt to develop BIS-Screen Products;

            (vii) to approve any Product Specifications;

            (viii) to consider, approve or reject, or recommend modifications to in anticipation of approving, any proposals by AMS to develop any Custom Third Party Products, it being understood that AMS may not develop, manufacture, have manufactured, market, sell or distribute any Custom Third Party Product without the approval of the Steering Committee;

            (ix) to agree upon, no less than once per Contract Year during the Development Period, updates and revisions of the Resource Plan;

            (x) to determine the appropriate level of development work and allocation of costs with respect to specific development work after the Development Period is complete in accordance with Section 3.2;

            (xi) (1) to review a marketing plan by BSC for any Included BIS-Screen Product, three months prior to the Product Completion Date for such BIS-Screen Product, and at least annually thereafter, taking into account relevant factors, including projected volumes and the experience of the sales force with respect to such Included BIS-Screen Product, and (2) to identify for approval any third party entity to distribute a BIS-Screen Product if BSC has elected to exercise its Opt-Out Option with respect to the Major Category to which such BIS-Screen Product relates in accordance with Section 5.1(b), and AMS has not elected to distribute such BIS-Screen Product in accordance with
      Section 5.1(d), and to determine the principal terms and conditions of such distribution arrangement. Without limiting the foregoing, any distribution agreement reflecting such third party distribution arrangement shall impose obligations on such distributor substantially identical to those applicable to the Distributor hereunder;

            (xii) to determine whether any BIS-Screen Products that are otherwise Excluded BIS-Screen Products should be designated Included BIS-Screen Products for purposes of this Agreement,

            (xiii) to determine whether any BIS-Screen Product requires any material modification for application in a particular Approved Major Category in accordance with Section 3.1;

            (xiv) to determine whether to grant any licenses or sublicenses to the BIS-Screen Technology, the Program Intellectual Property or the right to manufacture, market or sell BIS-Screen Products, in each case in the BSC Field, in accordance with Section 5.8;

            (xv) to determine the appropriate course of action with respect to BIS-Screen Products which are found, or are deemed likely to be held, to infringe third party Intellectual Property in accordance with Section 11.1;

            (xvi) to determine which third party manufacturer, if any, may be engaged to manufacture a BIS-Screen Product to be distributed by BSC or AMS in accordance with Section 4.1, and to determine the terms of such manufacturing arrangement. Without limiting the foregoing, any manufacturing agreement reflecting such manufacturing arrangement shall impose obligations on such third party manufacturer substantially identical to those applicable to the Manufacturer hereunder;

            (xvii) to determine whether AMS or BSC shall prosecute and maintain any jointly-owned Program Intellectual Property in accordance with Section 8.2(d)(ii);

            (xviii) to determine whether any Specified [**] Product should be distributed by a third party distributor (including the Specified Third Party), and the terms of any such distribution. Any such determination made under this clause (xviii) shall be made by the Steering Committee with due regard to the strategic interests of BSC and AMS that may be applicable from time to time, and in light of the financial and other terms of such proposed distribution arrangement;

            (xix) to determine which party shall be responsible for improving a BIS-Screen Product after its market launch, and what allocation, if any, should be made of the costs thereof between AMS and BSC, in the event that AMS does not exercise the Continuous Improvement Option with respect to such BIS-Screen Product; and

            (xx) to determine the allocation between BSC and AMS of any expenses incurred in seeking and maintaining Product Approvals and/or Reimbursement Approvals after the Development Period.

            Where a particular matter described above is made subject to Steering Committee approval, it is intended that the parties shall not take any such action unless and until such approval is obtained.

      (c) Meetings and Procedures. The Steering Committee meetings shall take place at such times and places as determined by the Steering Committee, but no less frequently than twice per Contract Year. The Steering Committee meetings shall be held alternately at the respective facilities of the parties in the Commonwealth of Massachusetts, or at such other convenient locations as agreed, or by teleconference or videoconference.

            (i) AMS shall promptly report to the Steering Committee on all material issues relating to its progress in achieving its development efforts under the Program.

            (ii) Decisions of the Steering Committee shall be made by unanimous vote. If the Steering Committee becomes deadlocked on an issue, the issue shall be escalated to each the Chief Financial Officer of BSC, and the President of AMS, to seek resolution.

            (iii) The parties shall alternately prepare the minutes of the meetings of the Steering Committee, and such minutes shall be provided to the non-preparing party for review.

      3.6 Reimbursement Consultation. During the Development Period, BSC shall make BSC personnel skilled in obtaining Reimbursement Approval available on a reasonable basis to assist AMS in its efforts to obtain Reimbursement Approval for the BIS-Screen Products in the BSC Field.

4.    MANUFACTURE OF BIS-SCREEN PRODUCTS

      4.1 AMS Option to Manufacture. AMS shall have the option to manufacture the requirements of BSC or any other distributor of any Included BIS-Screen Product, including AMS and any third party distributor appointed in accordance with Section 5.1(d) (the "Manufacturing Option") under this Agreement. Such Manufacturing Option shall be exercisable by AMS upon notice to BSC at any time that is not later than six (6) months prior to the reasonably anticipated Product Completion Date for such Included BIS-Screen Product ("Option Exercise Date"). In the event AMS does not exercise the Manufacturing Option prior to the Option Exercise Date with respect to any Included BIS-Screen Product, BSC shall have the right to exercise the Manufacturing Option with respect to such BIS-Screen Product. If neither party exercises the Manufacturing Option, the Steering Committee shall determine the identity of a third party manufacturer to manufacture such Included BIS-Screen Product, and the terms of such manufacturing arrangement in accordance with
Section 3.5(b)(xvi).

      4.2 Manufacturing License. (a) In the event BSC exercises the Manufacturing Option pursuant to Section 4.1 with respect to any Included BIS-Screen Product, AMS shall grant BSC a nonexclusive, worldwide license under the AMS Intellectual Property to make such Included BIS-Screen Product for use and sale in the BSC Field for Approved Major Categories. In the event the Steering Committee identifies a third party to manufacture a BIS-Screen Product pursuant to Section 4.1, AMS shall grant such third party a nonexclusive, worldwide license to make such BIS-Screen Product that Distributor will purchase from such third party to enable such Distributor to use and sell such BIS-Screen Product in the BSC Field for Approved Major Categories.

      (b) In the event BSC exercises the Manufacturing Option with respect to any Included BIS-Screen Product pursuant to Section 4.1, then at BSC's request, AMS shall, at AMS' cost transfer all technology necessary for BSC to manufacture such BIS-Screen Product, including the following: (i) deliver to BSC within thirty (30) days of notice of BSC's intent to exercise rights under Section 4.1, media embodying or disclosing all technology and know-how, including interfaces necessary for interoperability with hardware, whether existing as of the Effective Date or in the future, necessary to enable BSC to manufacture such Included BIS-Screen Product, and conforming with the applicable Product Specifications; (ii) undertake all customary activities, and take such other actions as may be reasonably necessary, including training qualified personnel of BSC, to transfer the manufacturing of such Included BIS-Screen Product to BSC from AMS' development and manufacturing functions, until such time as BSC is manufacturing such Included BIS-Screen Products in accordance with the Product Specifications on a reproducible commercial volume basis with yields in excess of [**] percent ([**]%); and (iii) provide BSC with any other reasonable assistance requested by BSC to assist BSC in attaining such manufacturing yield..

5.    DISTRIBUTION.

      5.1 Appointment as Distributor; Term of Appointments.

(a) Appointment. Subject to the terms and conditions set forth in this Agreement, AMS hereby appoints BSC as AMS' exclusive, worldwide distributor of any and all BIS-Screen Products in all Major Categories within the BSC Field (other than with respect to any Excluded BIS-Screen Products or any Specified [**] Product). In connection therewith, AMS hereby grants to BSC and its Affiliates a fully paid-up, non-exclusive, worldwide, right and license, including the right to sublicense, to practice the Patent Rights solely in the BSC Field and use any other AMS Intellectual Property solely in the BSC Field, whether existing as of the date hereof or in the future, during the Distribution Term, solely in order to sell, market, commercialize, import, export, develop and distribute (but not to make or have made) any BIS-Screen Products manufactured by AMS, or manufactured by BSC or a third party as provided in Section 4.1, for distribution by BSC to end-user customers hereunder. AMS acknowledges and agrees that this license is being granted without specific compensation. The license granted by this Section 5.1(a) shall be in addition to, and not in substitution or limit of, any license that may be granted under Section 4.2.

            BSC acknowledges and agrees that the license granted by this Section 5.1(a) shall provide BSC with no rights with respect to the Patent Rights and other AMS Intellectual Property other than those specifically provided herein.

            (b) Distribution Term; Opt-Out Options. The term of the distribution appointment made under paragraph (a) above (the "Distribution Term"), shall commence on the Effective Date and shall continue until the earlier of the termination or expiration of this Agreement, or the last day of the calendar month including the twelfth (12th) anniversary of the First BSC Sales Date of an Included BIS-Screen Product, provided, that (x) BSC may terminate its appointment under paragraph (a) with respect to any Major Category (the "Opt-Out Options") by delivering written notice of such termination, specifying the applicable Major Category, to AMS in accordance with Section 13.8; (y) AMS may terminate BSC's appointment under paragraph (a) with respect to any Major Category in accordance with Section 12.2(b), or BIS-Screen Product in accordance with Section 12.2(c); and (z) BSC may terminate its appointment under paragraph
(a) with respect to any BIS-Screen Product in accordance with Section 12.2(e). Notwithstanding the foregoing, in the event that BSC exercises its Opt-Out Option with respect to an Approved Major Category and a First Other Distributor Sales Date of a BIS-Screen Product within such Approved Major Category occurs prior to the First BSC Sales Date of an Included BIS-Screen Product, then the Distribution Term shall terminate on the last day of the calendar month including the twelfth (12th) anniversary of such First Other Distributor Sales Date. At least twelve (12) months prior to the expiration of the Distribution Term, BSC and AMS shall meet to discuss extending BSC's distributor status with respect to such Major Category.

            (c) Standstill. During the term of this Agreement, unless BSC shall exercise its Opt-Out Option with respect to any Major Category, AMS shall not enter into any agreements with respect to the development, marketing and distribution of any products with any Person other than BSC that would be inconsistent with or prevent BSC from being able to market, distribute and sell BIS-Screen Products (other than Excluded BIS-Screen Products or any Specified [**] Product) in such Major Category on an exclusive basis as set forth herein. In addition, during the term of this Agreement, unless BSC shall exercise its Opt-Out Option with respect to any Major Category, AMS shall not grant to any Person other than BSC, including but not limited to the Specified Third Party, a license to any BIS-Screen Technology or AMS Intellectual Property in the BSC Field or any other right to use, sell, offer to sell, commercialize, import and export BIS-Screen Products (other than any Excluded BIS-Screen Products) for use in such Major Category, except to the extent the Steering Committee consents to the granting of Permitted Licenses. Notwithstanding the foregoing, this Section
5.1 shall not prohibit AMS from granting Permitted Licenses to the extent approved by the Steering Committee. Without limiting the foregoing, AMS shall not market, sell or distribute, or permit or facilitate (including by way of grant of a license to any BIS-Screen Technology or AMS Intellectual Property) the marketing, sale or distribution by any third party (including the Specified Third Party) of any Specified [**] Product, without the consent of the Steering Committee.

            (d) Distribution by AMS or Third Parties. In the event that AMS terminates BSC's distribution appointment with respect to any BIS-Screen Product in accordance with Section 12.2(c), BSC terminates its distribution appointment with respect to any BIS-Screen Product in accordance with Section 12.2(e), or BSC exercises its Opt-Out Option with respect to any Major Category in the BSC Field, AMS shall be entitled to elect to distribute any such BIS-Screen Product or BIS-Screen Products in such Major Category, as applicable, directly. AMS shall be required to give notice to BSC of any such election (an "AMS Distribution Election") within thirty (30) days of the termination of BSC's appointment with respect to the applicable BIS-Screen Product or BSC's exercise of its Opt-Out Option with respect to such Majority Category, as applicable. In the event that AMS does not exercise the AMS Distribution Election with respect to any such BIS-Screen Product or Major Category, the Steering Committee shall determine the identity of any third party distributors to be appointed to distribute such BIS-Screen Product or BIS-Screen Products in such Major Category, and the terms of any such distribution arrangement in accordance with
Section 3.5(b)(xi). AMS shall also be entitled to distribute any After-Developed Products or Custom Third Party Products directly, or through one or more third-party distributors, without requiring the approval or consent of the Steering Committee or BSC.

      5.2 Distribution Relationship; No Competitive Devices. With respect to each BIS-Screen Product (other than any Excluded BIS-Screen Products), until the end of the Distribution Term, (i) AMS agrees not to sell such BIS-Screen Product for use in the BSC Field to any party other than BSC in a manner inconsistent with the rights granted to BSC hereunder; and (ii) AMS agrees not to manufacture, license for manufacture, provide or sell such BIS-Screen Product for or to any third party if AMS knows or has reason to believe that such BIS-Screen Product will be provided, distributed or sold anywhere in the Territory for use in the BSC Field in a manner inconsistent with the rights granted to BSC hereunder. AMS further agrees to use all commercially reasonable best efforts to prevent the sale of products to customers for resale or distribution within the Territory for use in the BSC Field in a manner inconsistent with the rights granted to BSC hereunder and shall take all actions reasonably requested by BSC to prevent such unauthorized sales activity, provided, that AMS shall not be required to initiate legal action against any third party as a result of this provision. Notwithstanding anything to the contrary in this Agreement, provided that BSC does not market or promote the use of any such Included BIS-Screen Products outside the BSC Field, BSC shall be permitted to sell Included BIS-Screen Products within the Territory for applications in the BSC Field without regard to the indications for which such BIS-Screen Products are actually used by end-user customers. AMS also agrees, with respect to each BIS-Screen Product that is then being distributed by BSC, AMS will not contemporaneously market, sell or otherwise promote the sale of any device that is intended to be used for the indication for which such BIS-Screen Product is then being marketed and sold by BSC.

      5.3 Marketing. Subject to Section 9.1, all business decisions concerning the marketing, sales and distribution by BSC in the Territory of any BIS-Screen Products to be distributed by BSC, including the price, other sale terms and promotion thereof, will be within the sole discretion of BSC. All business decisions concerning the marketing, sales and distribution by AMS in the Territory of any BIS-Screen Products to be distributed by AMS, including the price, other sale terms and promotion thereof, will be within the sole discretion of AMS.

      5.4 BSC's Obligation to Promote BIS-Screen Products; No Competitive Devices. With respect to each BIS-Screen Product then being distributed by BSC, BSC shall promote and market such BIS-Screen Product for sale in the Territory, using its usual and customary efforts exercised in connection with the promotion and marketing of other products having similar market potential, viewed in light of the state of the relevant Product Approvals and Reimbursement Approvals, including the level of reimbursement, efficacy and safety of the BIS-Screen Product, perceived market size and potential, BSC's gross margin, anticipated difficulty of market development, level of competition in a particular country and availability of BIS-Screen Products, among other relevant factors. BSC's efforts shall include, where appropriate, (i) maintenance and training of a sales force, (ii) development and distribution of marketing materials, and (iii) representation of such BIS-Screen Product during appropriate trade conferences attended by BSC, in each case as the same shall be reasonably available to BSC and reasonably necessary to achieve the purposes of this Section 5.4. BSC also agrees, with respect to each BIS-Screen Product that is then being distributed by BSC, without the consent of AMS, which consent will not be unreasonably withheld, delayed or conditioned, BSC will not contemporaneously market, sell or otherwise promote the sale of any device that is intended to be used for the indication for which such BIS-Screen Product is then being marketed and sold by BSC. Such restriction shall not apply to (1) products which have received approval for other indications so long as BSC does not promote the product for the same indication with respect to which BSC is then distributing a BIS-Screen Product; and (2) screening technology incorporated into a separate medical device principally intended as a treatment option.

      5.5 Transfer Price for BSC Distributed Products Manufactured by AMS; BSC Distribution Commission where BSC is Manufacturer. With respect to each BIS-Screen Product manufactured by AMS and distributed by BSC during the Distribution Term, BSC shall pay AMS a transfer price (a "Transfer Price") for any unit of such BIS-Screen Product delivered to and not rejected by BSC during such period equal to the quotient of (x) the ASP of BSC for such BIS-Screen Product for such period multiplied by [**], plus the Cost of Goods Sold of AMS for such BIS-Screen Product for such period, divided by (y) [**]. In the event that BSC exercises the Manufacturing Option with respect to any BIS-Screen Products and distributes and sells such BIS-Screen Products to end-users, then BSC shall pay to AMS, within sixty (60) days of the end of each fiscal quarter of BSC during the term of this Agreement, a commission (a "Distribution Commission"), on Net Sales recorded by BSC with respect to the sale of any such BIS-Screen Product within such fiscal quarter by BSC, in an amount equal to the quotient of (x) the Net Sales recorded by BSC of such BIS-Screen Product for such period multiplied by [**], minus an amount equal to the aggregate Cost of Goods Sold of BSC for such BIS-Screen Product for such period, divided by (y) [**].

      5.6 Commission Payable to BSC on Sales of BIS-Screen Products (including Custom Third Party Products) by AMS; AMS Transfer Price. With respect to each BIS-Screen Product manufactured by AMS (including, without limitation, any Custom Third Party Product, any BIS-Screen Product marketed for an indication in a Major Category with respect to which BSC has exercised its Opt-Out Option, any BIS-Screen Product with respect to which BSC's distribution appointment was terminated in accordance with Section 12.2, and any Specified [**] Product, but excluding any After-Developed Products) and distributed by AMS directly in accordance with Section 5.1(d), AMS shall pay to BSC, within sixty (60) days of the end of each fiscal quarter of AMS during the term of this Agreement, a commission (also, a "Distribution Commission"), on Net Sales recorded by AMS with respect to the sale of any such BIS-Screen Product within such fiscal quarter by AMS, in an amount equal to the quotient of (x) the Net Sales recorded by AMS of such BIS-Screen Product for such period multiplied by [**], minus the aggregate Cost of Goods Sold of such BIS-Screen Product for such period, divided by (y) [**]. With respect to each BIS-Screen Product manufactured by BSC and distributed by AMS during the Distribution Term, AMS shall pay BSC a transfer price (also, a "Transfer Price") for any unit of such BIS-Screen Product delivered to and not rejected by AMS during such period equal to the quotient of
(x) the ASP of AMS for such BIS-Screen Product for such period, multiplied by [**], plus the Cost of Goods Sold of BSC for such BIS-Screen Product for such period, divided by (y) [**].

      5.7 Commission Payable to BSC on Sales of BIS-Screen Products by a Third Party Distributor. In the event that one or more third party distributors with respect to any BIS-Screen Products (including, without limitation, any Custom Third Party Product, any BIS-Screen Product marketed for an indication in a Major Category with respect to which BSC has exercised its Opt-Out Option, any BIS-Screen Product with respect to which BSC's distribution appointment was terminated in accordance with Section 12.2, and any Specified [**] Product, but excluding any After-Developed Products) in the BSC Field is appointed in accordance with Section 5.1(d), then AMS shall pay to BSC, within thirty (30) days of the end of each fiscal quarter of AMS during the term of this Agreement, a Distribution Commission, on Net Sales recorded by AMS with respect to the sales of any such BIS-Screen Products within such fiscal quarter by such third-party distributor or distributors, in an amount equal to (x) the Net Sales recorded by AMS from the sale of such BIS-Screen Products, minus the Cost of Goods Sold of AMS with respect to such BIS-Screen Products, divided by [**]. In the event that a third party distributor with respect to any BIS-Screen Products in the BSC Field is appointed in accordance with Section 5.1(d), and BSC manufactures and sells such BIS-Screen Product to such third party distributor for resale (without such BIS-Screen Product first being sold to AMS) then BSC shall pay to AMS, within thirty (30) days of the end of each fiscal quarter of BSC during the term of this Agreement, a Distribution Commission, on Net Sales recorded by BSC with respect to the sales of any such BIS-Screen Products within such fiscal quarter by such third-party distributor or distributors, in an amount equal to (x) the Net Sales recorded by BSC from the sale of such BIS-

Screen Products, minus the Cost of Goods Sold of BSC with respect to such BIS-Screen Products, divided by [**].

      5.8 Sublicense Revenue. Without limiting AMS' obligations to pay Distribution Commissions in accordance with Sections 5.6 and 5.7, AMS shall share with BSC on an equal basis all payments received by AMS during the term of this Agreement as a result of licenses or sublicenses entered into by AMS for any rights to the BIS-Screen Technology or any AMS Intellectual Property or Program Intellectual Property in the BSC Field, other than any license to the BIS-Screen Technology or any AMS Intellectual Property or Program Intellectual Property in the BSC Field which does not permit the licensee to use such technology or Intellectual Property in connection with the sale of products marketed or intended for use principally in the BSC Field. AMS' right to enter into licenses or sublicenses with respect to any rights to the BIS-Screen Technology in the BSC Field is subject to the prior approval of the Steering Committee in accordance with Section 3.5(b)(xiv).

      5.9 Distribution Commissions Payable to BSC on After-Developed Products. In the event that AMS elects to distribute any BIS-Screen Products which are After-Developed Products itself or appoint one or more third-party distributors to distribute such BIS-Screen Products, AMS shall pay to BSC, within thirty (30) days of the end of each fiscal quarter of AMS during the term of this Agreement, a Distribution Commission on Net Sales recorded by AMS with respect to the sales of any such BIS-Screen Products within such fiscal quarter by AMS or such third-party distributor or distributors, in an amount equal to the Net Sales recorded by AMS from the sale of such BIS-Screen Products (without any deduction for the amounts required to be paid to BSC under this Section 5.9), multiplied by [**].

6.    PURCHASE OF PRODUCTS BY BSC AND TERMS OF SALE.

      6.1 Supply Forecasts. During the Distribution Term, the Distributor of any BIS-Screen Product shall provide to the Manufacturer of such BIS-Screen Product, on a monthly basis, a six-month forecast (each, a "Supply Forecast") of expected orders of such BIS-Screen Product beginning with the month following the month in which such Supply Forecast is delivered. With the exception of the first [**] of each Supply Forecast delivered to Manufacturer, such Supply Forecasts shall not constitute binding orders. Notwithstanding the foregoing, following termination of this Agreement in accordance with Section 12, Distributor shall be released from any requirement with respect to the [**] of the then-current Supply Forecast other than to reimburse Manufacturer for the Cost of Goods Sold for the BIS-Screen Products forecast for purchase in such month, to the extent such BIS-Screen Products, or components thereof, cannot be incorporated into products purchased by Distributor or another party.

      6.2 Product Orders. All orders of BIS-Screen Products by BSC, where BSC is Distributor and AMS is Manufacturer with respect to any BIS-Screen Product shall be on BSC's standard form of purchase order which BSC may employ and be in effect from time to time generally for the purchase of products similar to the BIS-Screen Product being ordered and AMS shall deliver the BIS-Screen Products in accordance therewith. A copy of BSC's current standard form of purchase order employed by BSC and in effect as of the date of this Agreement is attached hereto as Exhibit B. BSC reserves the right to modify its standard form of purchase order in effect from time to time generally for the purchase of products similar to the BIS-Screen Products; provided that such modifications do not materially change the obligations and rights of AMS, in the circumstances where AMS is Manufacturer, under this Agreement. The provisions of this Agreement shall prevail over any inconsistent statements or additional statements or provisions, rights and obligations contained in any document related to this Agreement passing between the parties hereto including, but not limited to, any purchase order, acknowledgment, confirmation or notice. Orders shall be submitted by mail or facsimile, or by other means agreed upon by the parties.

      6.3 Product Specifications; Packaging and Labeling. All BIS-Screen Products delivered by a Manufacturer hereunder shall be in full compliance with the Product Specifications for such BIS-Screen Product and shall be ready for end-user sale, including all packaging, labeling, instructions-for-use and sterilization required by the applicable Product Approval and as agreed by BSC and AMS. BSC shall have final approval over all labeling for BIS-Screen Products to be distributed by BSC under this Agreement which approval shall not be unreasonably withheld. AMS shall consult with BSC with respect to the package of any BIS-Screen Products manufactured by AMS and distributed by BSC under this Agreement and any proposed modifications thereof. AMS shall include trademarks and tradenames of BSC in the packaging and labeling of all BIS-Screen Products manufactured by AMS for distribution by BSC as reasonably requested by BSC. BSC shall have the right to sell any such BIS-Screen Products as BSC private label products.

      6.4 Supply.

            (a) Manufacture and Delivery. Any Manufacturer of BIS-Screen Products shall manufacture, sell and deliver such BIS-Screen Product to the Distributor of such BIS-Screen Products in accordance with this Agreement and the related purchase orders on the date specified for delivery in the purchase order, which shall in no event to be less than eight (8) weeks from the date of receipt by Manufacturer of a purchase order from Distributor or, if no such date is specified, within eight (8) weeks of receipt by Manufacturer of Distributor's purchase orders for BIS-Screen Products. A Manufacturer shall not be obligated to supply a quantity of any BIS-Screen Product that exceeds the monthly average (over the prior three (3) month period) of the binding portion of the previous Supply Forecast relating to such BIS-Screen Product delivered by Distributor plus [**] percent ([**]%) of such average. If any specialized materials that are not anticipated to be included in any BIS-Screen Product are required to manufacture any BIS-Screen Product, Manufacturer shall, after consultations with Distributor, have the right to reasonably increase such lead times.

      (b) Failure to Meet Supply Obligation.

                  (i) Price Reduction. If a Manufacturer is unable to supply all of any of the

BIS-Screen Products ordered by Distributor in accordance with the terms of this Agreement and the purchase orders therefor in any given month, Manufacturer shall use commercially reasonable efforts to remedy any problems resulting in any such supply failures.

                  (ii) Failure to Supply. If Manufacturer is unable to supply BIS-Screen Products ordered by Distributor in accordance with the terms of this Agreement and the purchase orders therefor for more than one (1) month in any consecutive six (6) month period during the term of this Agreement for reasons other than as provided in Section 13.14 hereof, Manufacturer shall pay liquidated damages to Distributor in an amount equal to [**] per cent ([**]%) of the aggregate Transfer Price payable by Distributor to Manufacturer for the amount of undelivered products for the first week of such delay and an amount equal to [**] per cent ([**]%) of the aggregate Transfer Price payable by Distributor to Manufacturer for the amount of undelivered products for each week of delay thereafter; provided that the total amount of such liquidated damages for such particular undelivered product shall not exceed [**] per cent ([**]%) of the aggregate Transfer Price of such undelivered products.

      6.5 Product Pricing and Payment. Manufacturer shall invoice Distributor in U.S. Dollars for BIS-Screen Products delivered to Distributor in accordance with this Agreement and the purchase orders therefor in U.S. Dollars. Distributor shall pay for BIS-Screen Products in U.S. Dollars at the times specified in Sections 5.5 and 5.6 unless Distributor is in dispute of any payment.

      6.6 Samples. During each Contract Year during the term of the Agreement and upon Distributor's request, unless BSC shall have exercised the Manufacturing Option with respect to any such BIS-Screen Products, AMS will provide BIS-Screen Products to Distributor for use in sales demonstrations and trade shows relating to the BSC Field. In the case of any BIS-Screen Products which are Disposable Products, Distributor shall pay to AMS an amount equal to the product of the Cost of Goods Sold for such BIS-Screen Product [**]. In the case of any BIS-Screen Products which are not Disposable Products, Distributor pay to Manufacturer an amount equal to the sum of (i) the Cost of Goods Sold for such BIS-Screen Products plus (ii) the amount obtained by multiplying (a) such Cost of Goods Sold by (b) [**] per cent ([**]%). Distributor shall not sell such sample BIS-Screen Products in the Territory.

      6.7 Shipping. Manufacturer shall ship BIS-Screen Products ordered by Distributor hereunder in accordance with the purchase orders therefor via common carrier selected by Distributor at Distributor's expense, FOB Manufacturer's location or other Manufacturer-designated destination point. Risk of loss or damage to all BIS-Screen Products shall pass to Distributor only upon delivery of the BIS-Screen Products by Manufacturer to the common carrier selected by Distributor.

      6.8 Acceptance. (a) Each shipment of BIS-Screen Products from Manufacturer to Distributor shall contain such quality control certificates as may be reasonably requested by Distributor certifying that the BIS-Screen Products are in conformity with the Product Specifications and all Product Approvals.

      (b) Without prejudice to any other right or remedy of Distributor, in case any item is defective in material or workmanship, or otherwise not in conformity with the Product Specifications, Distributor will have the right to reject it. Any item that is defective in material or workmanship, or otherwise not in conformity with the Product Specifications must be replaced by and at the expense of Manufacturer promptly after notice, if such notice is given within the applicable warranty period for such BIS-Screen Product. Distributor will return all BIS-Screen Products in its possession that are defective in material or workmanship, or otherwise not in conformity with the Product Specifications to Manufacturer at Manufacturer's expense. Distributor will not be required to pay for any item which is returned to Manufacturer because it is defective in material or workmanship, or otherwise not in conformity with the Product Specifications, or its shipping costs or any other costs related thereto.

      6.9 Changes. From and after the First Sales Date of any BIS-Screen Product, Manufacturer shall not make (i) any changes to its manufacturing processes for such BIS-Screen Product hereunder that would require regulatory approval in the United States, (ii) any significant changes to the form, fit or function of such BIS-Screen Product, (iii) any change to the packaging or labeling of such BIS-Screen Product, (iv) any change to such BIS-Screen Product that may impact any existing Product Approval or require regulatory approval to make such change, or (v) any material change to the Product Specifications, unless approved in writing by Distributor not less than thirty (30) days in advance of any such change.

      6.10 Audit Rights; Resale Prices.

      (a) BSC Audit Rights. Once in each Contract Year and once during the twelve (12) month period immediately following any termination or expiration of this Agreement, BSC shall have the right to engage an independent certified public accountant to inspect, copy and audit all documentation pertaining to the current and immediately prior Contract Year or, in the case of an inspection and audit of the application of any Development Payment, any Contract Year, that (i) is retained by AMS in the ordinary course of business, and (ii) is materially relevant to understand how the proceeds of any Development Payments have been applied during the term of the Agreement, or are materially relevant to the calculation of any components used to calculate the applicable Distribution Commission or Transfer Price for any BIS-Screen Products then distributed by BSC or AMS. AMS agrees to preserve and allow such independent certified public accountant reasonable access to all such documentation once during the applicable period upon reasonable prior notice from BSC. Such audit shall be at the expense of BSC; provided, however, in the event that such audit reveals that the actual amount of any component of any Transfer Price or Distribution Commission with respect to any BIS-Screen Product reported to BSC by AMS is at least ten percent (10%) greater or less than the amount previously represented by AMS to BSC in determining any Transfer Price or Distribution Commission payable with respect to any BIS-Screen Product, or that AMS has breached its obligations under Section 2.4 in any material respect, AMS shall be required to reimburse BSC for all costs and expenses reasonably incurred by BSC in connection with such audit and to immediately pay BSC any amounts the audit reveals are owed to BSC based upon a recalculation of the applicable Transfer

Price or Distribution Commission. Nothing in this paragraph (a) shall be deemed to require AMS to keep any books of account or records other than those which it maintains in the ordinary course of business in its usual and customary practice, to retain any such books of account or records for any period in excess of the period for which AMS retains such records in the ordinary course of business in its usual and customary practice, or to provide access to any books and records of AMS other than that specified above.

      (b) AMS Audit Rights. Once during each Contract Year and once during the twelve (12) month period immediately following any termination or expiration of this Agreement, AMS shall have the right, upon prior written notice of at least ten (10) business days delivered to BSC, to engage an independent certified public accountant to review and audit all documentation pertaining to the current and immediately prior Contract Year that (i) is retained by BSC in the ordinary course of business, and (ii) is materially relevant to the calculation of any components used to calculate the applicable Distribution Commission or Transfer Price for any BIS-Screen Products then distributed by BSC or AMS. Such audit shall be at the expense of AMS; provided, however, in the event that such audit reveals that the actual amount of any component of any Transfer Price or Distribution Commission with respect to any BIS-Screen Product reported by BSC to AMS is at least ten percent (10%) greater or less than the amount previously represented by BSC to AMS in determining any Transfer Price or Distribution Commission payable with respect to any BIS-Screen Product, BSC shall be required to reimburse AMS for all costs and expenses reasonably incurred by AMS in connection with such audit and to immediately pay AMS any amounts the audit reveals are owed to AMS based upon a recalculation of the applicable Transfer Price or Distribution Commission. Nothing in this paragraph (b) shall be deemed to require BSC to keep any books of account or records other than those which it maintains in the ordinary course of business in its usual and customary practice, to retain any such books of account or records for any period in excess of the period for which BSC retains such records in the ordinary course of business in its usual and customary practice, or to provide access to any books and records of BSC other than that specified above.

      (c) Resale Prices. Nothing contained in this Agreement shall be deemed to limit in any way the right of Distributor to determine the prices at which, or the terms on which, any BIS-Screen Products purchased by Distributor may be resold by Distributor in the BSC Field.

      6.11 Shelf-Life. All BIS-Screen Products which are Disposable Products delivered to Distributor hereunder shall have a remaining shelf-life of no less than the greater of [**] months from the date of manufacture and [**] months from the date of delivery of such Disposable Products to Distributor.

      6.12 Service Obligation. Manufacturer shall provide high quality, professional warranty support and service directly to end-user purchasers of BIS-Screen Products distributed in the United States and Canada pursuant to this Agreement. In all other countries in the Territory, Distributor shall facilitate the return and replacement of any BIS-Screen Products being distributed by Distributor which require warranty service or replacement by sending any BIS-Screen Product in need of repair or replacement to Manufacturer's facility specified by Manufacturer upon receipt of notice of the product failure. During the term of this Agreement,

Manufacturer shall provide to Distributor free of charge, temporary use, replacement BIS-Screen Products, to the extent such BIS-Screen Products are then being distributed by Distributor, that may be provided to customers in the event that such customer's BIS-Screen Products requires repair or replacement. If a repair or replacement is covered by the warranty for such BIS-Screen Product, all parts and labor costs for such repair or replacement and transportation, insurance and handling charges of shipment of such BIS-Screen Product to Manufacturer for repair or replacement shall be covered by Manufacturer. Repaired or replaced BIS-Screen Products will also be returned to sender at Manufacturer's expense. Repairs made by Manufacturer outside of the warranty period shall be billed at a repair charge mutually acceptable to Manufacturer and Distributor.

7.    REGULATORY APPROVALS AND COMPLIANCE.

      7.1 General. AMS shall be responsible for obtaining, maintaining and complying with all United States regulatory requirements and approvals (including all Product Approvals) necessary or useful to promote and sell the BIS-Screen Products in the United States, including conducting all necessary clinical and/or outcomes trials. Subject to BSC's consulting obligation under
Section 3.6, AMS shall use commercially reasonable efforts to obtain Reimbursement Approvals for the BIS-Screen Products in the United States. AMS shall promptly notify BSC and provide to BSC a copy or transcription, if available, of any communication from the FDA and any Foreign Regulatory Authority relating to the BIS-Screen Products, the marketing thereof or any related matter (including copies of all Product Approvals) and AMS shall keep BSC reasonably apprised of regulatory interactions and similar activities with governmental authorities and international bodies in connection with the BIS-Screen Products. In pursuing such approvals, AMS shall permit BSC to review and comment upon AMS' regulatory and clinical trial plans. All expenses incurred in seeking and maintaining such Product Approvals and Reimbursement Approvals in the United States during the Development Period shall be borne by AMS. Any expenses incurred in seeking and maintaining such Product Approvals after the Development Period shall be allocated between BSC and AMS by the Steering Committee. BSC may, in its sole discretion, seek (i) additional Product Approvals for countries in the Territory outside of the United States, and (ii) any Reimbursement Approvals outside of the United States. If BSC elects to seek any such Product Approval or Reimbursement Approval, BSC shall promptly notify AMS and shall provide to AMS a copy of all Product Approvals received by BSC, and shall keep AMS reasonably apprised of regulatory interactions and similar activities with governmental authorities and international bodies in connection with the BIS-Screen Products. In pursuing such approvals, BSC shall permit AMS to review and comment upon BSC's regulatory and clinical trial plans for the Territory. AMS shall provide all reasonable assistance requested by BSC in obtaining any such additional Product Approvals or any Reimbursement Approvals. Product Approvals shall be obtained in the name of AMS or BSC depending on what is customary in such jurisdiction and the most expedient way to obtain the relevant Product Approvals for such jurisdiction. All expenses incurred in seeking and maintaining such additional Product Approvals or Reimbursement Approvals during the Development Period shall be borne by BSC. Any expenses incurred in seeking and maintaining such additional Product Approvals and Reimbursement Approvals after the Development Period shall be allocated between BSC and AMS by the Steering Committee.

      7.2 Data. AMS shall provide to BSC throughout the term of this Agreement copies of its then-existing scientific, medical, technical and other data related to the BIS-Screen Products that is useful to support BSC's marketing activities. AMS shall update the data submissions it makes under this Section
7.2 and provide BSC with all new data promptly after the same is developed, assembled or comes to the attention of AMS. AMS shall also periodically (and in any event, no less frequently than once per calendar quarter) provide BSC with a written report summarizing the progress of all clinical trials conducted by AMS with respect to BIS-Screen Products in each Major Category within the BSC Field.

      7.3 Vigilance Program. Distributor shall be responsible for maintaining medical device vigilance systems in the Territory as required of a distributor of products such as the BIS-Screen Products by local regulations for BIS-Screen Products that it distributes, and shall provide Manufacturer with reasonable access to such records. AMS and BSC shall inform the other in writing immediately if it becomes aware of any medical complaint that may be required to be reported to any Regulatory Authority in the Territory, provided, that Distributor shall be responsible for maintaining a record of complaints received and shall determine, with input from the Manufacturer, when any such complaints need to be reported to any Regulatory Authority, respond to any questions or comments from such Regulatory Authorities, and shall serve as support for any Authorized Representative within the Territory Manufacturer shall be responsible for investigating complaints, and Manufacturer shall promptly notify Distributor in writing if it becomes aware of any issue relating to the safety or efficacy of any BIS-Screen Product including, without limitation, such BIS-Screen Product's manufacture, labeling or packaging.

      7.4 Product Recalls. (a) If, in the judgment of either Manufacturer or Distributor, any defect relating to any BIS-Screen Product sold by Distributor or any government action requires a recall of, or the issuance of an advisory letter regarding, any BIS-Screen Product sold by Distributor, either party may undertake such recall or issue such advisory letter after consultation with the other party. Each party shall notify the other party in a timely manner prior to making any recall or issuing any advisory letter. The parties shall endeavor to reach an agreement prior to making any recall or issuing any advisory letter regarding the manner, text and timing of any publicity to be given such matters in time to comply with any applicable legal or regulatory requirements, but such agreement will not be a precondition to any action that either party deems necessary to protect users of the BIS-Screen Products or to comply with any applicable governmental orders or mandates. The parties agree to provide reasonable assistance to one another in the event of any recall or issuance of any advisory letter. The party responsible for the defect giving rise to the recall shall promptly pay or reimburse Distributor for the reasonable costs of effecting such recall or issuing such advisory letter, including without limitation costs related to return of recalled BIS-Screen Products (including shipping, quality control testing, notification and restocking costs). If and to the extent such recall results from a defect in the design or manufacture of such BIS-Screen Product recalled or from literature or other information supplied by Manufacturer that relates to such BIS-Screen Product,

Manufacturer shall be deemed responsible for the defect giving rise to the recall. Manufacturer shall not be responsible for the cost and expense of any recall which results from an act or omission of Distributor with respect to such BIS-Screen Product. Notwithstanding anything in this Agreement to the contrary, Distributor shall have the right to manage any recall within the Territory of any BIS-Screen Product then being distributed by Distributor.

      (b) In the event of a recall of any BIS-Screen Product then being distributed by Distributor, Manufacturer shall correct any deficiency relating to its manufacturing, packaging, testing, labeling, storing or handling of such BIS-Screen Product, if applicable, and shall either, at Distributor's election,
(i) at Manufacturer's cost replace each unit of the BIS-Screen Product recalled (including without limitation units held in inventory by Distributor or its customers) with a corrected BIS-Screen Product within a reasonable period of time, or (ii) refund the purchase price therefor.

      7.5 Notice. Each of AMS and BSC shall notify the other immediately if it becomes aware of any issue with a BIS-Screen Product or its testing, manufacture, labeling or packaging, occurring within the Territory, including without limitation any issue relating to regulatory compliance, safety or efficacy of a BIS-Screen Product. Without limiting the generality of the foregoing, AMS and BSC will notify the other promptly in writing if it becomes aware of any death or bodily injury caused by a BIS-Screen Product (or suspected to be caused by a BIS-Screen Product) or any malfunction of a BIS-Screen Product occurring within the Territory.

      7.6 Compliance with Laws. Each of BSC and AMS will comply with all applicable laws and regulations in the Territory pertaining to the testing, manufacture, labeling or packaging of the BIS-Screen Products and in any other manner pertaining to performance by them of their respective obligations under this Agreement, including the maintenance of ongoing quality assurance and testing procedures to comply with applicable regulatory requirements. Each of BSC and AMS will also comply with all applicable laws and regulations of the countries and jurisdictions in the Territory pertaining to the import, export, distribution, sales and marketing of the BIS-Screen Products. Without limiting the generality of the foregoing, AMS will (i) report to the FDA within any relevant time periods all events that are required to be reported (including without limitation any death or serious bodily injury caused by a BIS-Screen Product); and (ii) deliver, within the permitted time periods, all annual or other periodic reports required to be delivered to the FDA. Without limiting the generality of the foregoing, BSC will (1) report to the every applicable Foreign Regulatory Authority within any relevant time periods all events that are required to be reported (including without limitation any death or serious bodily injury caused by a BIS-Screen Product); and (2) deliver, within the permitted time periods, all annual or other periodic reports required to be delivered to every applicable Foreign Regulatory Authority.

      7.7 Manufacturing Requirements. Manufacturer will manufacture BIS-Screen Products in accordance with (a) the Product Specifications, (b) applicable regulations relating to Good Manufacturing Practices and similar controls required by the Act ("GMP"), quality system regulations of the FDA ("QSR"), including without limitation master device and lot history records, and ISO 9001 and EN 46000 requirements, and (c) other pertinent rules and regulations of the FDA and any Foreign Regulatory Authorities in other applicable jurisdictions. Upon the request of Distributor, Manufacturer shall provide Distributor with written evidence of compliance with the criteria set forth in the preceding sentence. During the term of this Agreement, Manufacturer will maintain or cause to be maintained the BIS-Screen Product manufacturing facility's registration as a certified medical device manufacturing facility and will maintain such facility registration with all applicable Regulatory Authorities or cause such facility to be maintained such that the facility would pass an audit for compliance with GMP and QSR.

      7.8 Distributor Inspection Rights; Regulatory Co-operation. Distributor shall have the right to have its representatives present at the plant or plants at which the BIS-Screen Products to be delivered to Distributor hereunder are manufactured during normal business hours to conduct an initial and periodic inspections of such facilities and manufacturing procedures for compliance with GMP and QSR, the Product Specifications and Distributor's quality assurance requirements and to inspect Manufacturer's inventory of BIS-Screen Products to be delivered to Distributor hereunder, work-in-process, raw materials to be used for the BIS-Screen Products to be delivered to Distributor hereunder, production records, design history file, quality materials, regulatory dossiers and such other matters as may be pertinent to proper quality assurance of the BIS-Screen Products to be delivered hereunder. Distributor agrees to give Manufacturer a minimum of five (5) business days' prior notice of any such inspection. Manufacturer shall immediately use its best efforts to take such action as is required to correct any failures by Manufacturer to comply with Section 7.7 hereof. Manufacturer agrees to provide reasonable assistance to Distributor in arranging visits and inspection of the plants at which Manufacturer's vendors manufacture any component or material incorporated into any product. Manufacturer shall use reasonable efforts to include in any third-party manufacturing agreement relating to any BIS-Screen Product to be delivered to Distributor hereunder a provision that grants to Distributor, as a third-party beneficiary, rights to inspect the plant or plants at which the products are manufactured on the terms set forth in this Section. Manufacturer further agrees to use its reasonable best efforts to provide such documentation or conduct such analyses as Distributor may reasonably request in connection with any regulatory submission or audit.

      7.9 Regulatory Audit. Manufacturer will permit authorized representatives of any Regulatory Authority to inspect Manufacturer's plant and production facilities relating to or used in connection with the manufacture of the BIS-Screen Product to be delivered to Distributor hereunder and will promptly notify Distributor when AMS receives notice of any such inspection. Manufacturer will advise Distributor of the findings of any regulatory inspection and will take the necessary steps reasonably promptly to correct any compliance deficiencies found by the Regulatory Authority relating to the production of the BIS-Screen Products to be delivered to Distributor hereunder. AMS and BSC further agree to use their reasonable best efforts to provide to Distributor such documentation or conduct such analyses as Distributor may reasonably request in connection with any regulatory submission or audit concerning the BIS-Screen Products to be delivered to Distributor hereunder.

      7.10 Clinical Trials. AMS shall review with BSC the selection of clinical sites of any clinical trial to be conducted with respect to any Included BIS-Screen Products. AMS shall be responsible for conducting and managing, at its own expense, all clinical trial programs in the United States necessary or desirable in order to fulfill AMS' obligations under Section 7.1. In the event that AMS intends to conduct a clinical trial with respect to any BIS-Screen Products that could affect the use of BIS-Screen Products in the BSC Field, AMS shall notify BSC of such intended trial and BSC shall have (a) the right to review and comment upon the protocol for such study, (b) the right to suggest that certain practitioners participate in such study, (c) the right to suggest certain modifications to such trial that could be helpful in the marketing and sale of the BIS-Screen Products marketed and sold by BSC in the BSC Field hereunder; and (d) the right to receive and review any data ultimately collected from such trials.

8.    TRADEMARKS; INFRINGEMENT OF INTELLECTUAL PROPERTY.

      8.1 Trademark License. AMS hereby grants to BSC a fully paid up and royalty-free right and license to use the Trademarks in connection with the promotion, marketing, sale, distribution and delivery of the BIS-Screen Products in the Territory during the period in which BSC is authorized to distribute BIS-Screen Products hereunder. In the event BSC or its designee is the manufacturer of BIS-Screen Products that BSC or such designee will promote, market, sell, distribute or deliver using the Trademarks pursuant to the foregoing license: (i) the quality of such BIS-Screen Products shall be of a high standard consistent with the level of quality reflected in products manufactured by AMS, and (ii) the Trademarks shall not be used in a manner that would diminish or otherwise damage AMS' goodwill therein. BSC shall not be obligated to use the Trademarks in connection with the promotion and marketing of any BIS-Screen Product. Without limiting the foregoing, BSC shall be entitled to use its own trademarks in connection with the promotion, marketing, sale, distribution and delivery of BIS-Screen Products, which trademarks shall remain at all times the exclusive property of BSC.

      8.2 Intellectual Property.

                  (a) Title. AMS and BSC may mutually agree, in writing, whether any Program Intellectual Property generated as a result of the development activities of AMS during the term of this Agreement shall be considered to be AMS Intellectual Property or Intellectual Property of BSC. In the absence of any written agreement by AMS and BSC to the contrary, Program Intellectual Property created solely by employees or consultants of AMS during the term of this Agreement shall be considered to be AMS Intellectual Property, Program Intellectual Property created solely by employees or consultants of BSC during the term of this Agreement shall be considered to be Intellectual Property of BSC ("BSC Intellectual Property"), and all other Program Intellectual Property shall be considered to be jointly owned by BSC and AMS, subject in all cases to the other terms and conditions of this Agreement.

            (b) Grant of License to AMS. BSC hereby grants to AMS a non-exclusive, worldwide, royalty-free license, excluding the right to sublicense, under the BSC Intellectual Property, for the manufacture of BIS-Screen Products.

            (c) Disclosure: Patent Prosecution.

                  (i) AMS shall promptly disclose to BSC knowledge of any Program Intellectual Property developed in the course of the Distribution Term. Within forty-five (45) days following the date of such disclosure regarding the existence of particular Program Intellectual Property, the parties shall confer as to appropriate protection for such Program Intellectual Property.

                  (ii) AMS shall be responsible for the preparation, filing (including foreign filing decisions), prosecution and maintenance of patent applications and patents for any Program Intellectual Property which is AMS Intellectual Property. BSC shall be responsible for the preparation, filing (including foreign filing decisions), prosecution and maintenance of patent applications and patents for any Program Intellectual Property which is BSC Intellectual Property. The Steering Committee shall determine, based on the relevance of such Intellectual Property to the respective products and technology of BSC and AMS, who shall be responsible for the preparation, filing (including foreign filing decisions), prosecution and maintenance of patent applications and patents for any Program Intellectual Property which is jointly-owned Program Intellectual Property. Whichever party shall be responsible for prosecuting such jointly-owned Program Intellectual Property shall furnish or have furnished to the other party copies of documents relevant to the same and provide the other party with the opportunity to review and comment on patent decisions made by patent counsel with respect to the Program Intellectual Property. AMS shall pay all expenses associated with the preparation, filing, prosecution, issuance and maintenance of patents or other intellectual property protection for the Program Intellectual Property. No disclosure of information hereunder will be required by either party if such disclosure will be deemed a prior publication or disclosure as may jeopardize the disclosing party's right to seek patent or other intellectual property protection for the matter disclosed.

      8.3 Infringement.

            (a) Generally. Each of BSC and AMS will notify the other party in writing of any infringement in the Territory of a Patent Right, Trademark or other AMS Intellectual Property that relates to the BIS-Screen Products or any unauthorized disclosure or use of any Confidential Information within thirty
(30) days after it becomes aware of such infringement or unauthorized disclosure. AMS shall have the exclusive right (after consultation with BSC) at its own cost to take all legal action it deems necessary or advisable to eliminate or minimize the consequences of any infringement of a Patent Right, Trademark or any other AMS Intellectual Property.

            (b) Participation. AMS shall permit BSC to participate at its own cost in any legal action brought by AMS to eliminate or minimize the consequences of any infringement of a Patent Right, Trademark or any other AMS Intellectual Property in the BSC Field; provided, that AMS shall maintain the right to control the prosecution and settlement of such action.

            (c) Proceeds and Expenses.

                  (i) All proceeds realized upon any judgment or settlement regarding an action undertaken pursuant to Section 8.3(a) above (net of direct out-of-pocket expenses relating thereto) and in which BSC participates as described in Section 8.3(b) above shall be shared based on the parties' relative lost profits.

                  (ii) Notwithstanding the foregoing, if (1) AMS fails to take legal action to eliminate or minimize the consequences of an infringement of a Patent Right, Trademark or any other AMS Intellectual Property that relates to BIS-Screen Products distributed by BSC hereunder within sixty (60) days after the earlier of the date: (a) AMS first became aware of such infringement; or (b) BSC notifies AMS of its good faith belief that infringement has occurred, subject to the dispute resolution procedure set forth below; and (2) such infringer has acquired a market share for the applicable product of greater than [**] percent ([**]%), then, in the countries where such infringement is occurring, BSC shall be entitled to reduce (A) the Transfer Price otherwise payable by the greater of (y) [**] percent ([**]%) of the Transfer Price, or (z) [**] percent ([**]%) of the Transfer Price as otherwise calculated pursuant to this Agreement minus the Cost of Goods Sold of AMS for such BIS-Screen Product for such period, or (B) any Distribution Commission otherwise payable by BSC with respect to such BIS-Screen Products by [**] percent ([**]%) of such Distribution Commission as otherwise calculated hereunder, until the infringement is substantially eliminated or the market share of such infringer is reduced to below [**] percent ([**]%) in the applicable country. In the event the parties are unable to agree upon whether a third party is infringing a Patent Right, Trademark or any other AMS Intellectual Property that relates to BIS-Screen Products distributed by BSC hereunder, the matter shall be submitted to three persons (who may be patent counsel to AMS or BSC, or independent patent counsel) having experience with and knowledge of the subject matter of this Agreement, to be mutually agreed upon by the parties. The determination made by such persons shall be (A) made within twenty (20) days of submission, (B) final and binding on the parties hereto, and (C) provided to the parties in writing. The fees and disbursements of such persons shall be divided equally between the parties.

9.    CERTAIN OBLIGATIONS OF SUPPLIER.

      9.1 Product Information. AMS will furnish to BSC any and all product user manuals, sales literature, service manuals, product specifications and other applicable information relating to the BIS-Screen Products to be delivered to BSC hereunder, including without limitation such information as is necessary or appropriate for BSC to formulate any other manuals, promotional materials and warning labels deemed necessary or appropriate by BSC (collectively, the "Product Information"). AMS represents and warrants that the Product Information shall be accurate and complete in all material respects, and undertakes to update any such Product Information when any information included therein becomes outdated, inaccurate or misleading. BSC shall have the right to produce, at its expense, promotional material, BIS-Screen Product handling manuals, instructions for use, warning labels and other written information relating to the BIS-Screen Products which is based in whole or in part on the material supplied by AMS. AMS shall have the right to review and approve, which such review and approval shall not be unreasonably withheld or delayed, any promotional material proposed to be used by BSC prior to such use in the event that such promotional material deviates in any material manner from the Product Information.

      9.2 Training Advice and Assistance. AMS will provide sufficient clinical specialist support to assist BSC to train BSC sales representatives and to support large-scale clinical education and market development activities in the BSC Field. AMS specialists will also be available to support BSC sales representatives at specific customer sites as appropriate; however, it is understood that customer-specific support will be limited to key accounts and centers of excellence. AMS will provide such additional reasonable technical assistance and training regarding the BIS-Screen Products for BSC's representatives as BSC reasonably requests. AMS shall also provide to BSC other services or other support information to assist BSC in marketing the BIS-Screen Products as BSC reasonably requests. Any support provided under this Section 9.2 shall be provided by AMS at AMS' expense, provided, that after the Development Period BSC shall reimburse AMS for AMS' actual costs on a time and materials basis incurred in performing such support.

10.   REPRESENTATIONS AND WARRANTIES.

      10.1 Mutual Representations and Warranties. Each of AMS and BSC hereby represents and warrants to the other that:

            (a) it is a duly and validly organized and existing corporation in good standing under the laws of the State of Delaware, and that it or its Affiliates that may be performing its obligations under this Agreement are legally qualified to do business in each jurisdiction in which this Agreement may be performed and its activities hereunder requires such qualification;

            (b) the performance of this Agreement and the consummation of the transactions contemplated herein will not result in any breach or violation of any terms or provisions of, or constitute a default under, its certificate or articles of incorporation or By-Laws, or other organizational documents, or any material agreement or instrument to which it is a party, by which it is bound, or to which any of its property is subject;

            (c) all requisite corporate action has been taken for the due authorization, execution, delivery, and performance of this Agreement by it, and this Agreement constitutes a legal binding obligation, enforceable against such party, in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally; and

            (d) it is not a party to any litigation relating to, or that could reasonably be expected to affect, its ability to perform its obligations under this Agreement.

      10.2 Product Warranty. Manufacturer represents and warrants to Distributor that all BIS-Screen Products supplied to Distributor hereunder shall: (i) for a period of the first to expire of the period of [**] months after delivery of such BIS-Screen Product (other than a Disposable Product) to Distributor or the period of [**] months after the date of resale of such BIS-Screen Product (other than a sensor) by Distributor, conform to the applicable Product Specifications,
(ii) for a period of no shorter than the longer of [**] months after manufacture of each BIS-Screen Product sensor, or [**] months from the delivery of such BIS-Screen Product to Distributor, conform to the applicable Product Specifications, (iii) be manufactured, labeled, packaged and tested (while in the possession or control of Manufacturer) in accordance with the applicable Product Approvals therefor and the applicable laws and regulations in each country or jurisdiction within the Territory relating to the manufacture, labeling, packaging and testing of the BIS-Screen Products, (iv) be free from defects in design, materials and workmanship, and (v) be free and clear of all liens and encumbrances.

      10.3. Non-Infringement. To its knowledge, AMS represents and warrants to BSC that the manufacture, exportation, importation, marketing, sale and distribution of BIS-Screen Products in the Territory, will not infringe the rights of third parties.

      10.4. No Other Distributors. AMS represent and warrants that it does not currently have any other agents, representatives, or distributors for the promotion or sale of BIS-Screen Products in the Territory for use in the BSC Field.

      10.5. Disclaimer of Warranties. EXCEPT AS PROVIDED IN THIS AGREEMENT, AMS MAKES NO OTHER WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, WITH RESPECT TO THE BIS-SCREEN PRODUCTS, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

11.   INDEMNIFICATION.

      11.1. Infringement Indemnification. Subject to the provisions of Section
11.3 below, AMS shall defend, indemnify and hold harmless BSC, its subsidiaries, parent corporations, Affiliates, officers, directors, independent contractors, partners, shareholders, employees, agents, and their respective successors and assigns from and against any claim, suit, demand, loss, damage, expense (including reasonable attorney's fees and those that may be asserted by a third party) or liability (collectively, "Losses") arising from or related to an allegation that any BIS-Screen Product, or the manufacture, exportation, importation, marketing, sale and distribution of any BIS-Screen Product, infringes or misappropriates any intellectual property right of any third party (including without limitation any patent, copyright, trade secret or trademark), provided that AMS shall have no liability hereunder with respect to any such Losses based on a trademark other than a Trademark. If the manufacture, marketing or sale of any BIS-Screen Product is held to constitute an infringement or misappropriation of any third party's intellectual property rights or if in AMS' reasonable opinion, after consultation with the Steering Committee, the manufacturing, marketing or sale of any BIS-Screen Product is, or is likely to be held to constitute, an infringement or misappropriation, AMS will at its expense and option: (i) procure the right for BSC to continue distributing the BIS-Screen Product in accordance with this Agreement at no additional cost to BSC; (ii) replace the BIS-Screen Product with a non-infringing and non-misappropriating equivalent product conforming to the Product Specifications at no additional cost to BSC or (iii) modify the BIS-Screen Product to make it non-infringing and non-misappropriating while conforming to the Product Specifications at no additional cost to BSC. In the event that AMS determines that none of the foregoing alternatives are reasonably available, AMS shall be released from any obligation to deliver such BIS-Screen Product to BSC hereunder and BSC shall be released from its obligations under Section 5.4 with respect to such BIS-Screen Product, provided, however, that (1) any such BIS-Screen Product shall remain subject to the provisions of Sections 5.1, 5.2, 5.5 and 5.6 for the duration of the Distribution Term; and (2) the Steering Committee shall determine the most appropriate course of action with respect to the BIS-Screen Product. Notwithstanding the foregoing, AMS shall not be responsible for any such Losses resulting from any allegation based on intellectual property of BSC incorporated into any such BIS-Screen Product. The obligations of AMS set forth in this
Section 11.1 shall not apply to any claim based on (a) any adaptation or modification of the BIS-Screen Products not made or not authorized by AMS where such infringement would not have occurred but for such adaptation modification,
(b) any combination by BSC of a BIS-Screen Product with products not provided by AMS or authorized or approved in writing by AMS where such infringement would not have occurred but for such combination or (c) intellectual property rights owned by BSC or any of its Affiliates.

      11.2 Other Claims. Subject to the provisions of Section 11.3 below, each of AMS and BSC (each, in such capacity, an "Indemnifying Party") will defend, indemnify and hold harmless the other party, its subsidiaries, parent corporations, Affiliates, officers, directors, partners, shareholders, employees, agents, and their respective successors and assigns (collectively, in such capacity, the "Indemnitees") from and against any Losses, including without limitation Losses imposed upon the Indemnitee(s) by any third party, arising from or related to: (a) any material breach of such Indemnifying Party's representations and warranties, covenants or obligations under this Agreement; or (b) any negligence or intentional misconduct by such Indemnifying Party (or its employees, agents or representatives) in performing its obligations under this Agreement. Without limiting the foregoing, AMS shall defend, indemnify and hold harmless the BSC Indemnitees from and against any Losses imposed upon the BSC Indemnitees by any third party arising from or related to any of the BIS-Screen Products in connection with any injury, illness or death unless such injury was caused by a combination or modification of the BIS-Screen Products made by BSC that was not authorized or approved by AMS in writing, in which case BSC shall defend, indemnify and hold harmless the AMS Indemnitees from and against any Losses imposed upon AMS Indemnitees by any third party arising from or related to any of such BIS-Screen Products in connection with any injury, illness or death. The foregoing indemnification shall not apply in the event and to the extent that a court of competent jurisdiction determines that such Losses arose as a result of any Indemnitee's negligence, intentional misconduct or breach of this Agreement. Without limiting the foregoing, AMS shall defend, indemnify and hold harmless the BSC Indemnitees from and against any Losses imposed upon the BSC Indemnitees by any third party arising from or related to any of the BIS-Screen Products in connection with any injury, illness and/or death to the extent that such injury, illness and/or death resulted from the negligent, reckless or willful act or omission, whether direct or indirect, of AMS (or any Person or entity, other than BSC, acting on AMS' behalf) or from a product defect for which AMS (or any Person or entity, other than BSC, acting on AMS' behalf) was directly or indirectly responsible or from any product description or claim made by or on behalf of AMS in writing or through electronic transmission and upon which BSC or any third party has relied. Also, without limiting the foregoing, BSC shall defend, indemnify and hold harmless AMS Indemnitees from and against any Losses imposed upon AMS Indemnitees by any third party arising from or related to any of the BIS-Screen Products in connection with any injury, illness and/or death to the extent that such injury, illness and/or death resulted from the negligent, reckless or willful act or omission, whether direct or indirect, of BSC (or any Person or entity, other than AMS, acting on BSC's behalf) or from any product description or claim made by or on behalf of BSC that is inconsistent with the Product Specifications or any relevant Product Approval in writing or through electronic transmission and upon which any third party has relied.

      11.3 Procedure. A party seeking indemnification shall promptly notify the other party in writing of a claim or suit; provided, that a party's failure to give such notice or delay in giving such notice shall not effect such party's right to indemnification under this Section 11 except to the extent that the other party has been prejudiced by such failure or delay. Neither party has any obligation to indemnify the other party in connection with any settlement made without the Indemnifying Party's written consent. The Indemnitee has the right to participate at its own expense in the claim or suit and in selecting counsel therefor. The Indemnitee shall cooperate with the Indemnifying Party as reasonably requested, at the Indemnifying Party's sole cost and expense. The Indemnifying Party shall not settle any claim or suit without the Indemnitee's prior written consent unless such settlement is limited to the payment of cash by the Indemnifying Party and contains a full release of the Indemnitee.

      11.4 Insurance. At all times during which any BIS-Screen Product is being clinically tested with human subjects or commercially distributed or sold by BSC hereunder, as well as for a period of seven years thereafter, AMS shall procure and maintain insurance, including without limitation product liability insurance, adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated. Any such insurance policy shall at all times name BSC as an additional insured thereunder. It is understood that such insurance shall not be construed to create a limit of AMS' liability with respect to its indemnification obligations under this Section 11. AMS shall provide BSC with written evidence of such insurance upon request. AMS shall provide BSC with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance.

12.   TERM AND TERMINATION.

      12.1 Term. This Agreement shall take effect as of the Effective Date and shall remain in effect until the later of the twentieth (20th) anniversary of the Effective Date, provided, that if any BIS-Screen Product with respect to which a Transfer Price or Distribution Commission is payable is then being sold, and the Distribution Term has not otherwise expired, then this Agreement shall remain in effect until the expiration of the Distribution Term.

      12.2 Termination. (a) AMS may terminate this Agreement at any time upon sixty (60) days written notice to BSC in the event that BSC shall have materially breached its Development Funding Obligation under Section 2.1 hereof, and shall not have cured such breach prior to the expiration of such sixty (60) day period. BSC may terminate this Agreement at any time upon sixty (60) days written notice to AMS in the event that AMS shall have materially breached any of its obligations, representations or warranties hereunder and shall not have cured such breach prior to the expiration of such sixty (60) day period. Without limiting the foregoing, failure by AMS to meet [**] per cent ([**]%) of BSC's Product orders that AMS is obligated to meet with respect to any BIS-Screen Product for three consecutive months or for an aggregate of one hundred twenty
(120) days in any Contract Year shall be deemed to be a material breach of an obligation by AMS hereunder.

      (b) AMS may, without limiting (a) above, terminate BSC's appointment as distributor under Section 5.1(a) with respect to an Approved Major Category, upon sixty (60) days written notice to BSC (unless such condition is cured within such sixty (60) day period), in the event that BSC fails to make at least one BIS-Screen Product generally available for purchase in the United States (which such BIS-Screen Product delivered to BSC from AMS shall comply with the Product Specifications for such BIS-Screen Product and with respect to which AMS is expending commercially reasonable efforts to timely obtain reimbursement for such BIS-Screen Product in the United States) within a Major Category prior to the date that is six (6) months after the date on which BSC is no longer entitled to exercise its Opt-Out Option with respect to such Major Category.

      (c) AMS may, without limiting (a) above, terminate BSC's appointment as distributor under Section 5.1(a) with respect to any BIS-Screen Product then being distributed by BSC, upon sixty (60) days written notice to BSC (unless such condition is cured within such sixty (60) day period), in the event that AMS is able to demonstrate by clear and convincing evidence that BSC has failed to comply with its obligations set forth in Section 5.4 hereof with respect to such BIS-Screen Product for three (3) consecutive months in any Contract Year; but only if, AMS has given a termination notice pursuant to the first sentence of Section 12.2(a) within sixty (60) days following the last day of such three
(3) consecutive month period, and BSC does not cure such failure within such sixty (60) day period.

      (d) The parties may terminate this Agreement at any time upon mutual written agreement.

      (e) In addition to the foregoing, BSC shall be entitled to terminate its appointment as the distributor of any BIS-Screen Product that it is then distributing at any time upon notice to AMS.

      12.3 Effect of Termination. Termination of this Agreement shall not affect rights and obligations of either party that may have accrued prior to the effective date of termination or any obligation that by its nature or express terms survives termination. Without limiting the foregoing, the provisions of Sections 1, 5.7, 5.8, 6.10, 7.4, 11, 12 and 13 hereof shall survive any expiration or termination of this Agreement, provided, that the provisions of Sections 5.7 and 5.8 (except as they relate to obligations accrued before such termination) shall not survive any termination of this Agreement by AMS under
Section 12.2(a). Notwithstanding any expiration or termination of this Agreement, (i) Manufacturer shall make such further deliveries of BIS-Screen Products to Distributor as are required to comply with Distributor's delivery obligations to customers existing on the date of termination, (ii) Distributor shall continue to have all rights necessary or appropriate to sell out its inventory pursuant to this Section 12.3 for a period of one (1) year after termination and during such period Manufacturer shall continue to comply with all of its duties and obligations hereunder necessary or appropriate to facilitate BSC's sell out of inventory, including without limitation those set forth in Sections 6.3, 6.10, 7.1-7.6, 7.8, 8.1 hereof, and (iii) AMS' obligations to pay Distribution Commissions with respect to Net Sales recorded by AMS with respect to the sales of BIS-Screen Products by AMS directly as Distributor or by any third-party distributor appointed by AMS shall survive until the twelfth (12th) anniversary of the earlier of the First Other Distributor Sales Date or the First BSC Sales Date.

13.   GENERAL PROVISIONS.

      13.1 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to its rules regarding conflicts of laws.

      13.2 Confidentiality. It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose Confidential Information to the other. Each party agrees to keep the other's Confidential Information in confidence and use it only as specifically permitted under the Agreement, maintaining the same procedures and policies with respect to the other's Confidential Information as it does with its own Confidential Information, provided, that in all cases reasonable care shall be used to protect such Confidential Information; and provided, further, that no provision of this Agreement shall be construed to preclude such disclosure of Confidential Information as may be required by law, the rules and regulations of any stock exchange or The Nasdaq Stock Market, or by court order, or to the extent necessary and appropriate to divulge such Confidential Information to obtain governmental approval for the investigation or marketing of the BIS-Screen Products; provided further, that notice of such disclosure is provided to the other party prior to such disclosure.

      13.3 Waiver. Except as otherwise expressly set forth herein, no provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, its agents or employees, except by an instrument in writing signed by an authorized officer of each party. No waiver by either party of any breach of this Agreement by the other party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

      13.4 Independent Contractors. Each party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any third party. This Agreement and the relations hereby established by and between AMS and BSC do not constitute a partnership, joint venture, franchise, agency or contract of employment.

      13.5 Assignment. Neither party may assign its rights or delegate its obligations hereunder without the prior written consent of the other; provided, that notwithstanding the foregoing, either party may assign, without the other party's consent, its rights and obligations hereunder to (a) an Affiliate or to a purchaser of all or substantially all of the assets or business of such or the division of such party responsible for distributing or providing the BIS-Screen Products and (b), in the case of BSC only, sub-distributors designated by BSC in its sole discretion, in all cases to an Affiliate, purchaser or sub-distributor that has the experience and financial resources to comply with the obligations of the assigning party hereunder. No such assignment or delegation shall relieve the assigning or delegating party from its obligations hereunder. It is understood that either party may from time to time perform some or all of its obligations hereunder through one or more of its Affiliates.

      13.6 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective permitted assigns and successors, including but not limited to in the case of AMS any Person that is AMS' successor by merger, or by acquiring a majority of the outstanding voting stock of AMS or substantially all of the AMS Intellectual Property and Patent Rights relating to the BIS-Screen Products distributed or to be distributed by BSC under this Agreement.

      13.7 Publicity. AMS and BSC agree that no public release or announcement concerning this Agreement in any manner shall be issued during the term of the Agreement by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any securities exchange or the National Association of Securities Dealers, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement, and, if applicable, any associated request for confidential treatment, in advance of such issuance.

      13.8 Notices. Unless otherwise provided herein, any notice, report, payment or document to be given by one party to the other shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three business days after the date of mailing), or sent by reputable overnight courier (such notice sent by courier to be effective one business day after it is deposited with such courier), and in the case of BSC, addressed to the attention of the Chief Financial Officer, with a copy to the attention of the Assistant General Counsel at One Boston Scientific Place, Natick, Massachusetts, 01760, and in the case of AMS, addressed to the attention of Chief Financial Officer or to such other place as any party may designate as to itself by written notice to the other party, with a copy to Susan Murley, Esq., Wilmer, Cutler, Pickering, Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109.

      13.9 Severability. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof. The parties agree that they will negotiate in good faith or will permit a court to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

      13.10 Headings. Headings of the sections and subsections of this Agreement are for reference purposes only and shall not limit or affect the meaning or construction of the terms and conditions hereof.

      13.11 Interpretation. Words such as "herein", "hereinafter", "hereof" and "hereunder" refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, unless the context otherwise requires. Whenever the word "include", "includes" or "including" appears in this Agreement, it shall be deemed in each instance to be followed by the words "without limitation."

      13.12 Entire Agreement; Amendment. The terms and provisions contained in this Agreement constitute the entire understanding of the parties with respect to the transactions and matters contemplated hereby and supersede all previous communications, representations, agreements and understandings relating to the subject matter hereof. No agreement or understanding amending, supplementing or extending this Agreement shall be binding upon either party unless it is in a writing and signed by the applicable party. Without limiting the foregoing, the parties anticipate that the Exhibits, Annexes and Schedules hereto may be amended or supplemented from time to time by mutual written agreement. If any of the express provisions of this Agreement conflict with any of the provisions of the Resource Plan, such conflict shall be resolved in every instance in favor of the express provisions of this Agreement, unless otherwise agreed upon in writing by the parties.

      13.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      13.14 Further Assurances; Force Majeure. Each party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement. Any delay in the performance of any of the duties or obligations of either party hereto shall not be considered a breach of this Agreement and the time required for performance (and if relevant, the measurement period for a Contract Year) shall be extended for a period equal to the period of such delay; provided, that such delay has been caused by or is the result of any act of God, embargo, strike, fire, flood or other unforeseeable cause beyond the control and without the fault or negligence of the party so affected. The party so affected shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible. Nothing in this Section 13.14 shall in any way limit BSC's rights pursuant to Section 11.2 hereof.

      13.15 Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL AMS OR BSC HAVE ANY LIABILITY TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR OTHER INDIRECT DAMAGES; PROVIDED, HOWEVER, IN THE EVENT THAT ANY SUCH DAMAGES CONSTITUTE LOSSES (AS DEFINED IN
SECTION 11.1 HEREOF) AGAINST WHICH A PARTY HAS AN OBLIGATION TO INDEMNIFY THE OTHER PARTY, SUCH INDEMNIFYING PARTY SHALL BE REQUIRED TO INDEMNIFY THE OTHER PARTY FOR SUCH DAMAGES.

                  [Remainder of Page Intentionally Left Blank.]

      IN WITNESS WHEREOF, the parties hereto have caused this Product Development and Distribution Agreement to be executed by their respective duly authorized officers, and have duly delivered and executed this Product Development and Distribution Agreement under seal as of the date first set forth above.

ASPECT MEDICAL SYSTEMS, INC.                BOSTON SCIENTIFIC corporation

By: /s/ Michael Falvey                      By: /s/ Lawrence C. Best
    ------------------                          ------------------------------
Name:  Michael Falvey                           Name:  Lawrence C. Best
Title: Chief Financial Officer                  Title: Chief Financial Officer

                                                                  EXECUTION COPY

                                                                       EXHIBIT A

                                  RESOURCE PLAN

Aspect Neuroscience is a division of Aspect Medical Systems, Inc. (ASPM), a publicly traded company founded in 1987. Our mission is to leverage and extend the application of Aspect's BIS platform technology (an EEG-based signal processing technology initially employed to measure anesthetic effect on the brain) to the fields of neurology and psychiatry.

Since November, 2001 we have invested research and development resources in the neuroscience area. We are currently developing a number of opportunities that may be broadly categorized in two disease areas, depression and Alzheimer's disease. This document has been updated reflect a proposed R&D alliance with Boston Scientific.

DEPRESSION

      Management of antidepressant therapy in Major Depressive Disorder (MDD)

      Management of neurological disease via neurostimulation

ALZHEIMER'S DISEASE

Diagnosis and management of Alzheimer's disease

 The products under development are simple-to-operate, office-based devices that will provide real-time non-invasive assessment of severity of disease or therapeutic response. We envision a range of potential uses of these devices including disease-specific measurements and screening of depression and dementia as well as other neuropsychiatric conditions. This document provides an overview of the various business opportunities and how we see them evolving as of May, 2005.

NEUROSCIENCE R&D FUNDING OVERVIEW

DEPRESSION ANTIDEPRESSANT MANAGEMENT

Activities

      Product Development [**]

      Clinical Trials [**]

      Marketing (Communications, product management, etc.)

      Reimbursement

      Regulatory

The average funding level for depression project throughout the 5 year period will be approximately $[**]. We expect the total R&D investment over the five year period will be between [**] dollars.

ALZHEIMER'S DISEASE

The Alzheimer's disease program will be funded at approximately $[**] in the next year. In the following years we will determine the appropriate level of funding based on BIS-AD research results and market factors such as new drug pipeline. We expect that approximately a [**] dollar R&D investment will be required to bring the Alzheimer's disease product to market.

[**]

OTHER BIS-SCREEN RESEARCH

Throughout the time period of the alliance we will explore a number of potential applications through-out the alliance period. If one or more demonstrate promise, we will expand the research program in that area. [**].

If the pilot research results are promising, we will expand the research program for that application.

1. MANAGEMENT OF DEPRESSION

Our device (MedIndicator) will help clinicians manage the treatment of depression by measuring the effects of treatment on the brain.

Our value proposition is: Use of MedIndicator will bring quicker relief of depression through faster selection of the best antidepressant for a patient and better compliance with treatment plan. By knowing that they are on the right antidepressant, patients will be encouraged to get through the medication waiting period, endure the side effects and better comply with the treatment plan. For those patients for whom MedIndicator results show that a specific antidepressant will not relieve depression, a clinician will be able to change medication faster and get to the right treatment plan in a shorter period of time.

Economic benefits will also be realized as a result of this innovation. Savings will be achieved by reducing the number of doctor visits for depression, getting a patient to the right treatment faster and by decreasing the amount of time a patient may be out of work due to depression.

      Note: Given the recent attention to the importance of the risk of suicide of depressed patients being treated with antidepressants, we have explored the association of our technology on this end-point (suicide ideation). Initial results from this research are promising (to be presented at NCDEU, 2005). The actual incidence of suicide is very low, and thus the studies purporting to study it must be large in size.

MEDINDICATOR

Prior to starting antidepressant therapy, the clinician will take a baseline MedIndicator reading from a patient. The clinician will select the antidepressant class and brand based on clinical assessment, medication side effect profile and specific patient needs. Dose will be selected based on clinical judgment and manufacturer's instructions for drug titration.

As early as one week after the start of treatment the patient comes back for a second MedIndicator reading that will indicate whether or not the medication is working. If it is working, the clinician will assure the patient that although he/she may not feel the benefits of the medication and may feel the side effects, relief of depressive symptoms is underway. Providing visual evidence that the antidepressant medication is working is likely to encourage patients to stick to a treatment plan.

If the one-week results show that the medication is not working, the clinician will most likely increase medication dose and ask the patient to come back the following week for another MedIndicator reading. If the change in medication dose does not make a difference, a drug from another medication class will most likely be prescribed to the patient. The process is repeated for a maximum of three class changes until the right drug class/dose combination is found. Studies completed to date demonstrate that only 35% of patients will have remission of depression symptoms from the first antidepressant medication prescribed using clinical judgment and therefore multiple changes in treatment are often necessary. MedIndicator has the potential to greatly accelerate the speed and accuracy with which these changes are made by physicians, greatly increasing the efficiency of treatment for depression.

[**]

DEPRESSION MARKET SIZE

DEPRESSION MANAGEMENT

Patients with Unipolar Major                     (National Institute of Health)
Depression                        [**]
Percentage to Treat               [**]%
Available Population              [**]

Average # of Tests per Patient    [**]

Market Size in Units              [**]

ASP of Aspect per Test           $[**]

MARKET SIZE IN $                 $[**]

DEVELOPMENT PLAN

[**]

[**]        [**] [**] [**] [**][**] [**] [**] [**] [**] [**] [**] [**][**] [**] [**] [**] [**] [**] [**] [**][**]
[**]        [**] [**] [**] [**][**] [**] [**] [**] [**] [**] [**] [**][**] [**] [**] [**] [**] [**] [**] [**][**]

[**]        [**] [**]

[**]                  [**] [**][**] [**] [**] [**] [**] [**]

[**]                                                         [**] [**][**] [**] [**] [**]

[**]                                                                                 [**] [**] [**] [**]

[**]                                                                  [**] [**] [**] [**] [**] [**] [**]
[**]                                                                                                     [**]

[**]

Market Size and Revenue Opportunity

[**]
[**]                 [**]            [**]
[**]                 [**]            [**]
[**]                 [**]
[**]                 [**]
[**]                 [**]
[**]                 [**]

[**]                 [**]            [**]
[**]                 [**]            [**]
[**]                 [**]
                     [**]            [**]     [**]         [**]         [**]
[**]                 [**]            [**]     [**]         [**]         [**]
[**]                 [**]            [**]     [**]         [**]         [**]
[**]                                 [**]     [**]         [**]         [**]
[**]                 [**]            [**]     [**]         [**]         [**]
[**]                 [**]            [**]     [**]         [**]         [**]
[**]                 [**]            [**]     [**]         [**]         [**]

DEVELOPMENT PLAN

[**]

3. DIAGNOSIS AND MANAGEMENT OF ALZHEIMER'S DISEASE

Our device will provide an objective quantitative assessment of brain function relating to the severity of AD. There are at least three different value propositions

      1.    The device will be used to diagnose Alzheimer's disease.

      2. The device will assess severity of AD and will track progression of disease and/or the impact of therapy

Diagnosis of Alzheimer's disease

Although there are consensus standards for the diagnosis of AD, the diagnosis of AD is problematic. Numerous studies have confirmed that AD typically goes undetected in the primary care setting due to subtle nature of the disease progression. Although it is widely believed that current therapies are not very effective, there are ample data to demonstrate that early diagnosis and treatment is of significant benefit to the patient. It has also been shown that early treatment delays nursing home admission by a substantial time period.

Assessment of Alzheimer's Disease

Currently there is no objective quantitative way to track the change in Alzheimer's patient status. In current clinical practice, physicians periodically assess the status of a patient using a number of factors including a patient's performance on cognitive tests. A quick, reliable objective measure of disease progression would be helpful in the management of AD. This will become important when better therapies are available.

MARKET SIZE AND REVENUE OPPORTUNITY

[**]              [**]            [**]          [**]        [**]           [**]
[**]
[**]              [**]            [**]
[**]              [**]            [**]
[**]              [**]
[**]              [**]
[**]              [**]
[**]              [**]
[**]              [**]            [**]          [**]        [**]           [**]
[**]              [**]            [**]          [**]        [**]           [**]
[**]              [**]            [**]          [**]        [**]           [**]
[**]              [**]            [**]          [**]        [**]           [**]
[**]
[**]
[**]              [**]            [**]
[**]              [**]            [**]
[**]              [**]
[**]              [**]
[**]              [**]
[**]              [**]
[**]              [**]
[**]              [**]            [**]          [**]        [**]           [**]
[**]              [**]            [**]          [**]        [**]           [**]
[**]              [**]            [**]          [**]        [**]           [**]
[**]              [**]            [**]          [**]        [**]           [**]

Note: Bachman1 determined 5-year dementia incidence rates ranging from 0.7% (0.14% annually) at ages 65-69 to 11.8% (2.4% annually) at ages 85-89. So if we assume a linear increase with age by 5 year bins and average the annual incidence rates across the bins, we get annual incidence rates of 0.[**]% for 65-74 years and [**]% for 75-84 years. Thus, the total annual incidence is [**] (65-74 y.o.) + [**] (75-84 y.o.) or a total of [**].

----------

(1) Bachman DL, Wolf PA, Linn RT, Knoefel JE, Cobb JL, Belanger AJ, White LR, D'Agostino RB Incidence of dementia and probable Alzheimer's disease in a general population: the Framingham Study. Neurology. 1993 Mar;43(3 Pt 1):515-9.

ALZHEIMER'S DISEASE DEVELOPMENT PLAN

[**]

                                                                  EXECUTION COPY

                                                                       EXHIBIT B

                       BSC STANDARD FORM OF PURCHASE ORDER

                                 PURCHASE ORDER

BOSTON SCIENTIFIC                                                         Page 1
Corporate Headquarters
One Boston Scientific Place                                   Purchase Order No.
NATICK MA 01760
USA

TELEPHONE:  (508) 650-8000                               THIS NUMBER MUST APPEAR
                                                       ON ALL INVOICES, PACKAGES
                                                             AND CORRESPONDENCE.

VENDOR CODE                       SHIP TO ADDRESS
                                  Boston Scientific
VENDOR                            US Distribution Center
                                  500 Commander Shea Boulevard
                                  QUINCY MA 02171
                                  USA
                                  BILL TO ADDRESS
                                  BOSTON SCIENTIFIC CORPORATION
                                  Attention:  Accounts Payable
                                  One Boston Scientific Place
                                  NATICK MA 01760
TELEPHONE                         USA
FAX                                                            TAX EXEMPTION NO.
                                                                      04-2695240

DATE ORDERED                 FOB                          MODE OF TRANSPORTATION

BUYER NO.                         CONFIRM TO
         NATICK
TERMS OF PAYMENT:

               PART NUMBER                    DESCRIPTION                                      REVISION
ITEM             QUANTITY       UOM            DUE DATE          UNIT PRICE      TAXABLE         TOTAL
----           -----------      ---           -----------        -----------     -------       ---------

00010

                                EA

Balance Due:
Item Text:

                                                                 TOTAL ORDER
                                                                 CURRENCY                         USD

                                                      _________________________
                                                      Authorized Signature

NO CHANGES OR SUBSTITUTION CAN BE MADE TO BSC SPECIFIED COMPONENTS OR THE PROCESSING OF THOSE COMPONENTS WITHOUT PRIOR NOTIFICATION AND APPROVAL OF THE PURCHASING DEPARTMENT.

                                   VENDOR COPY

                                                                  EXECUTION COPY

                       PURCHASE ORDER TERMS AND CONDITIONS

1) Definitions, Whenever used in this Purchase Order, the following terms shall have the following meanings: (a) "Buyer" means Boston Scientific Corporation or one of its subsidiaries or affiliates set forth on the front of this Purchase Order; (b) "Seller" means the person, partnership, corporation or other entity specified as the Seller on the front of this Purchase Order; and (c) "Goods" means all articles, materials, supplies, drawings, data, documents, goods and other property furnished or to be furnished under this Purchase Order to Buyer, and all services, including design, delivery installation, inspection and testing, specified or required to be furnished under this Purchase Order.

2) Complete Agreement; Acceptance. This Purchase Order constitutes an offer by the Buyer to the Seller to purchase, upon the terms and conditions stated herein, the Goods, and shall become a binding contract upon acceptance either by acknowledgment or performance by the Seller. This Purchase Order constitutes the sole and entire agreement between the parties relating to the subject matter hereof and supersedes all prior understandings, agreements, transactions and communications, whether oral or written, with respect to the matters referred to herein, unless Buyer and Seller have executed a separate written contract which specifically states that the terms of that contract prevail. No other terms or conditions and no modification, alteration or amendment of this Purchase Order shall be binding upon the Buyer unless accepted in writing by an authorized officer of the Buyer.

3) Delivery. Delivery or performance shall be made strictly in accordance with the date or dates specified in this Purchase Order. If Goods are not delivered or services are not performed, by the specified time Buyer shall have the option of purchasing elsewhere and charging Seller with any loss resulting therefrom and/or approving in writing a revised delivery schedule and/or of canceling this Purchase Order, or any part thereof, without prejudice to its other rights. With respect to any part of the order so canceled, Buyer may, at its option, either return such materials to Seller, at Seller's risk and expense, or charge Seller a reasonable storage charge until Seller removes such materials. Goods or components fabricated beyond Buyer's authorization are at Seller's risk. Unless otherwise agreed, invoices covering Goods received ahead of schedule will not be paid until their normal maturity after the date specified for delivery.

      Seller shall be responsible for any and all loss or damage to the Goods until the Goods have been received and accepted by the Buyer.

4) Assignment; Sub-Contracting. Any and all rights to the Seller under this Purchase Order, including without limitation rights to monies due, shall not be assigned in whole or in part, nor any obligation of the Seller under this Purchase Order subcontracted, by the Seller without the Buyer's prior written consent. All terms hereof shall be binding upon, and shall accrue to the benefit of, the successors and permitted assigns of the parties hereto. Seller shall take all steps required to ensure that its employees, agents and permitted subcontractors comply with all provisions hereof as if the Seller. In any case, assigned accounts shall be subject to set-off, recoupment or any other claim of the Buyer against the Seller.

5) Warranties. Seller warrants that all Goods furnished by it under this Purchase Order shall be free from defects in material and workmanship and otherwise shall be fit and sufficient for the purpose intended; shall be of good and merchantable quality and that all materials, components, parts and other items incorporated in the Goods shall be new and of the most suitable quality for their intended purpose; and shall conform to blueprints, specifications, samples and other descriptions furnished with this Purchase Order or as subsequently changed by Buyer. Seller further warrants that all Goods furnished shall be free of any lien, charge, encumbrance and interest of any nature of any third party, and that Seller shall have good and marketable title thereto upon provision to Buyer. The warranties herein shall survive inspection and acceptance by Buyer. The foregoing warranties are in addition to any and all other warranties, whether express, or implied, created by law.

      Seller agrees to indemnify and save Buyer, its affiliates, their employees and customers, and any and all direct or indirect vendees thereof, harmless with respect to all losses, costs, expenses and damages, including consequential damages and attorney's fees, incurred or asserted as a consequence of any breach of any warranty contained in this Purchase Order.

6) Buyer is an equal Opportunity Employer. Buyer hereby incorporates by reference as a part of this Purchase Order applicable provisions Executive Order 11246, regarding equal opportunity for all persons without regard to race, color, religion, sex or national origin; the Vietnam Era Veterans Readjustment Assistance Act of 1974, as amended (the "Veteran's Act"), and the Rehabilitation act of 1973 (the "Rehab Act"). Pursuant to Executive Order 11246, and particularly 41 C.F.R. 60-1.2, and acceptance of this contract, Seller certifies that it complies with the provisions of Executive Order 11246, Veteran's Act and Rehab Act, and Seller does not and will not maintain any facilities in a segregated manner or permit Seller's employees to perform their services at any location under Seller's control, where segregated facilities are maintained. Further, Seller agrees that Seller will obtain a certificate containing similar statements prior to the award of any nonexempt subcontract.

7) Price and Payment. Payment of specified prices shall constitute full consideration for the Goods hereunder. Such prices shall be subject to adjustment only as specifically provided for in this Purchase Order. Unless otherwise specified, all prices include 011 applicable taxes, assessments and other amounts payable to governmental authorities; Seller shall separately invoice Buyer for any specified amounts payable to Buyer. Any time period specified for payment, or for accepting any discounts, shall commence on the later (i) the date that Buyer receives Seller's correct invoice thereof, or (ii) the date that Buyer accepts the Goods (together with any specified documentation) at the specified location. In the event prices or taxes are higher than specified on the front of this Purchase Order, Seller shall advise the Buyer thereof prior to shipment. By acceptance of this Purchase Order, Seller warrants that the prices charged hereunder are not in excess of the Seller's current selling price to any other purchase of the same or substantially similar items (taking into account quantities so sold), and agrees that in the event it is determined that the prices charged herein are in excess of such prices, such excess will be refunded to Buyer.

8) Invoicing. Invoices must be mailed to the address of the Buyer specified on the front of this Purchase Order. Unless otherwise agreed between the parties, a separate invoice shall be issued by Seller for each shipment, and billing for partial shipment will not be honored by Buyer. Seller shall not issue an invoice prior to shipment of the Goods and, except as otherwise agreed in writing between the parties, no payment will be made by Buyer prior to its receipt of the Goods and a correct invoice. Invoices must, inter alia, contain the following information: Purchase Order number, item number and description of the Goods, quantities, size and unit price for each type of Goods and extended totals. Invoices not containing such information may result in payment delays by Buyer; such delays shall not subject Buyer to any penalty, interest or additional charge. Buyer's failure to object to provisions in Seller's invoice or other communications which conflict with the terms hereof shall not be deemed a waiver of the terms and conditions hereof, which shall prevail.

9) Transportation; Packing. All materials shall be packed in accordance with specifications provided by Buyer, or, if no specifications are provided, otherwise suitably packed in order to protect the materials fully during transportation and to secure the lowest available transportation costs. All materials shall be forwarded in accordance with Buyer's instructions, or in the absence of such instructions, by the route and method of transportation sufficient to meet applicable delivery dates representing the lowest available transportation costs. Excess transportation costs otherwise incurred will be charged to Seller's account. When usual terms or tariffs do not include insurance, shipments must be forwarded properly insured to their full sales price hereunder. No charge shall be made for freight, shipping, packing, insurance, boxing, storage or drayage unless authorized by Buyer in writing.

      Buyer's order numbers and symbols must be plainly marked on all invoices, packages, bills of lading and shipping orders.

      A packing slip bearing a complete record of the shipment, including the number of the order to which it applies, is required with each shipment hereunder. Invoices, bills of lading or express receipts, and packing lists must be mailed within twenty-four hours following shipment. Each invoice must show the shipping route, quantity prices, number of packages and serial numbers thereof, and the number of Buyer's purchase order to which shipment applies. Payment and discounts shall be calculated from the date of receipt at Buyer's office of the foregoing invoice, bills of lading or express receipts and packing lists.

10) Compliance with Law. Seller warrants that the Goods sold and furnished hereunder shall be manufactured, sold, delivered and furnished in compliance with all applicable federal, state and local laws and regulations, including without limitation, the Robinson-Patman Act and the Fair Labor Standards Act of 1938, as amended. All laws and regulations required by their terms to be incorporated in agreements of this type are hereby incorporated herein by reference. Seller agrees to hold Buyer harmless from and to indemnify Buyer for any losses, expenses, costs, or damages resulting from the Seller's breach of this warranty.

      In addition, Seller warrants that all work contemplated hereunder shall be performed in strict conformity with all federal, state and local laws and ordinances, and all regulations of all governmental authorities. Seller agrees, upon request, to furnish Buyer with a certificate of compliance with any or all such laws, and of the provisions herein, in such form as Buyer may require. Without limiting the generality of the foregoing, where Seller performs services on

Buyer's premises, Seller agrees to furnish Buyer satisfactory evidence or compliance with all laws and regulations, including specifically, without limitation, all taxes on payroll or contributions on account of social security, unemployment insurance and federal or state workmen's compensation. Seller agrees that, if in the performance of this Purchase Order, Seller or any of its employees, agents, or subcontractors is required to enter upon premises other than premises owned or occupied by such person, Seller shall ensure that public liability and property damage insurance in amounts satisfactory to Buyer, naming Buyer as an additional insured, be maintained to cover any liability in connection therewith.

11) Gratuities. Seller warrants that it has not offered or given and will not offer or give to any employee, agent or representative of Buyer any gratuity with a view toward securing any business from Buyer or influencing such person with respect to the terms, conditions or performance of any contract with Buyer. Any breach of this warranty shall be a material breach of each and every contract between Buyer and Seller.

12) Inspection and Approval; Return of Goods. All Goods shall be subject to inspection by Buyer before and after delivery and acceptance, it being expressly agreed that payment shall not constitute final acceptance. Upon discovery by Buyer that the Goods contain any defect, patent or latent, or that they fail to conform to the warranties herein or any other warranties under law, the Buyer shall have the right: (i) to reject the Goods, or if the Goods have been accepted by the Buyer, to return them to the Seller at Seller's risk and expense and to recover all freight, storage, handling and other expenses incurred by the Buyer and to be relieved of any payment for the purchase price therefor, or, if payment has been made, to recover the purchase price so paid; (ii) to recover all expenses incurred in making the Goods in an attempt to make them usable; and/or (iii) to cancel the applicable Purchase Order. Goods so returned shall not be replaced without Buyer's written replacement order. Buyer's rights as set forth in this paragraph shall not be construed to limit or affect any other rights which Buyer may have at law or under the terms hereof.

13) Buyer's Proprietary Rights. All processes, drawings, data, reports, plans, documents, business secrets and information of any kind pertaining to Buyer's business shall be treated and recognized as the sole and exclusive; property of Buyer and shall at all time he kept by Seller as secret and confidential; and any inventions, discoveries and improvements which Seller may make arising out of the performance of services or delivery of Goods hereunder, and relating in any manner to Buyer's business shall be promptly disclosed by Seller to Buyer, and the rights to any of the foregoing shall belong to and become the property of the Buyer and Seller shall never use nor permit the use of the same for Seller's benefit or for the benefit of any other person, firm or corporation. Seller shall not prepare any writings, reports, publications, etc. in any way connected with or arising out of the process, design or any other information which Seller is studying for Seller's own use or for release to others, except as specifically required by Buyer without prior written consent of Buyer.

      Seller may disclose or reveal any such information only to those in its organization who must have access to such information to perform the services specifically required of Seller by Buyer. Seller shall make known to all those in its organization who have access to such information Seller's obligations hereunder and that such information is confidential and is the property of the Buyer. All models, drawings, sketches, documents, and other written information furnished to Seller or otherwise obtained by Seller in connection with this order shall be the property of Buyer and shall be deemed a loan to Seller for use solely in the performance of services for Buyer, and shall be returned to Buyer whenever return is requested by Buyer and, in any event, upon completion of Seller's work for Buyer.

      All specifications, drawings, tools, materials and other items which are supplied by Buyer shall be and remain the property of Buyer, and Buyer shall have the right to enter Seller's premises and remove them at any time without being guilty of trespass or liable to Seller for damages for any sort. All such items shall be used only in the performance of work under this Purchase Order. Seller shall not dispose of any such items without Buyer's written consent, and shall, upon completion of the work, promptly deliver all such property and productions therefrom to Buyer. Seller hereby indemnifies Buyer against any loss which Buyer may sustain arising out of the failure of Seller to comply with its obligations under this paragraph 11. The provisions of this paragraph 11 shall survive delivery and payment, and remain in full force until all said items are delivered to Buyer or otherwise disposed of with Buyer's written consent.

14) Patents. In the event that any article sold and delivered hereunder shall be covered by any patent, copyright or other form of protection of intellectual property right of a third party, Seller will indemnify and save harmless Buyer from any and all loss, cost or expense on account, including consequential damages and attorney's fees of any and all claims, suits or judgment on account of the use or sale of other disposition of such article in violation thereof. Buyer reserves the right, at its election, to control or participate in any such suit or proceeding and may be represented therein by its own counsel, if it so desires.

15) Set-Off. Seller agrees that Buyer shall have the right to set-off against any amounts which may become payable by Buyer to Seller under this Purchase Order or otherwise, any amounts which Seller may owe to Buyer, whether arising under this Purchase Order or otherwise.

16) Indemnities. Seller agrees to indemnify, defend and hold harmless Buyer, its successors and assigns, and the respective directors, officers, agents, customers, employees and representatives of Buyer and its successors and assigns, from any and all loss, damage, expenses, claims and suits (including costs and attorney's fees) by reason of any liability imposed on any Indemnitee for injury to persons or damages to property caused by or in any way arising out of the furnishing of Goods hereunder, except such claims as may result from the negligent act or omission of Buyer, its officers, agents or employees.

17) Validity. The invalidity in whole or in part of any condition of this order shall not effect the validity of the other conditions.

18) Changes. Buyer shall have the right, by written change notice, to suspend work at any time before completion of the order, or to make changes in quantities, drawings, specifications, delivery schedules and dates and methods of shipment and packaging. If such changes cause an increase or decrease in the amount due under the order or in the time required for its performance, an equitable adjustment shall be made and the order shall be modified in writing accordingly. Any claim for adjustment must be asserted by the Seller in writing within 15 days from the date the change is ordered. Changes shall not be binding upon Buyer unless evidenced by a purchase order change notice issued and signed by an authorized agent of the Buyer.

19) Disclosure of Information. Seller shall not, without first obtaining Buyer's written consent, in any manner advertise or publish the fact that Seller has furnished or contracted to furnish the Goods to Buyer or otherwise use Buyer's name.

20) Cancellation or Default. If Seller fails to deliver the Goods, to perform the services or to perform any of the other provisions of this order, at the time specified herein or any extension thereof authorized by Buyer in writing, Buyer may, by written notice of default to Seller, cancel the whole or any part of the Goods ordered without liability, except for completed services and completed supplies delivered and accepted under that portion of the order not canceled. Buyer may also cancel this Purchase Order without liability at any time prior to delivery and acceptance by the Buyer if (i) Seller ceases to conduct its operations in the normal course of business; (ii) Seller makes an assignment for the benefit of its creditors. Notwithstanding the foregoing, neither party shall be liable for delays or defaults due to causes beyond its control and without its fault or negligence; provided that party exercises due diligence in promptly notifying the other party hereto of the delay and the causes therefor and takes all reasonable action to remedy the same. The failure of either party to enforce any of its rights under this Purchase Order shall not constitute a waiver of such rights.

21) Compliance with Terms and Conditions of Purchase Order. Buyer may at any time insist upon strict compliance with these terms and conditions, notwithstanding any previous custom, practice, or course of dealing to the contrary.